                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant /X/

     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement        / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     /X/ Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                         INLAND STEEL INDUSTRIES, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                                 [COMPANY NAME]
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

     (5) Total fee paid:

- --------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

- --------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

     (3) Filing party:

- --------------------------------------------------------------------------------

     (4) Date filed:

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

INLAND STEEL INDUSTRIES, INC.

ROBERT J. DARNALL
Chairman, President and
Chief Executive Officer

                                                                  April 17, 1995

Dear Stockholder:

     Please join us for the 1995 Annual Meeting of Stockholders on Wednesday, May 24, 1995, at 10:30 a.m., Chicago time. The meeting will be at the First Chicago Center, One First National Plaza, Chicago, Illinois.

     At the meeting, I will present an overview of corporate developments, Earl
L. Mason, Senior Vice President and Chief Financial Officer, will report on our progress in creating value for our stockholders, and Stephen J. Bowsher, Vice President-Sales & Marketing of the Inland Steel Flat Products Company division of Inland Steel Company, will discuss our progress in creating value for our customers. In addition, stockholders will have an opportunity to ask questions and make comments.

     The attached notice of meeting and proxy statement describe the formal business of the meeting. In addition to voting for directors and auditors for the coming year, we will vote on an incentive stock plan for employees.

     I hope you will come to the annual meeting -- both to learn more about the Company and also to present your views. If, however, you are not able to attend, it is still important for you to vote your stock. So please take a moment now to complete and return the enclosed proxy card in the return envelope.

                                          Cordially,

                                          [SIG]

                                          Chairman, President and
                                          Chief Executive Officer

                 30 West Monroe Street, Chicago, Illinois 60603

          INLAND STEEL INDUSTRIES, INC.
          30 WEST MONROE STREET
          CHICAGO, ILLINOIS 60603

          NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
          TO BE HELD ON MAY 24, 1995

          To the Stockholders of INLAND STEEL INDUSTRIES, INC.:

               The Annual Meeting of Stockholders of Inland Steel Industries, Inc., a Delaware corporation, will be held at the First Chicago Center, One First National Plaza, Chicago, Illinois, on Wednesday, May 24, 1995, at 10:30 a.m., Chicago time, for the following purposes:

               1. To elect directors of the Company;

               2. To consider and vote upon the Inland 1995 Incentive
                  Stock Plan;

               3. To elect a firm of independent public accountants to
                  audit the accounts of the Company and its subsidiaries for the year 1995; and

               4. To transact any other business that may properly
                  come before the meeting.
               The close of business on April 4, 1995 has been fixed as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting.
               A Proxy Statement with respect to the Annual Meeting accompanies and forms a part of this Notice. The Annual Report of the Company for the fiscal year ended December 31, 1994 was previously mailed to stockholders.

                                        By order of the Board of
                                        Directors,

                                        DAVID B. ANDERSON, Secretary

          April 17, 1995
          Chicago, Illinois

          Stockholders are cordially invited to attend this meeting. Each stockholder, whether or not he or she expects to be present in person at the Annual Meeting, is requested to SIGN, DATE AND RETURN THE ENCLOSED PROXY in the accompanying envelope as promptly as possible. A stockholder may revoke his or her proxy at any time prior to voting.

                         INLAND STEEL INDUSTRIES, INC.
                             30 WEST MONROE STREET
                            CHICAGO, ILLINOIS 60603

                                PROXY STATEMENT

     The enclosed proxy is solicited on behalf of the Board of Directors of the Company. Such solicitation is being made by mail commencing approximately April 17, 1995, and also may be made by directors, officers and regular employees of the Company. The expense of such solicitation will be paid by the Company. In addition, the Company has retained Kissel-Blake Inc. to assist in the solicitation of proxies for a fee of $10,500 plus out-of-pocket expenses. Brokers, banks and similar organizations will be reimbursed for out-of-pocket and reasonable clerical expenses incurred in obtaining instructions from beneficial owners.

     A stockholder giving a proxy may revoke it at any time prior to the voting of the proxy. Shares represented by an effective proxy given by a stockholder will be voted as directed by the stockholder. The voting securities of the Company outstanding on the record date (April 4, 1995), together with the vote to which each share is entitled, consist of 44,676,446 shares of common stock (one vote per share), 94,702 shares of Series A $2.40 Cumulative Convertible Preferred Stock (one vote per share), 3,098,627 shares of Series E ESOP Convertible Preferred Stock (1.25 votes per share), and 185,000 shares of Series F Exchangeable Preferred Stock (30.604 votes per share). All such shares vote together without regard to class on the matters expected to be voted upon at the Annual Meeting.

     Shares standing to the credit of a participant in the Shareholder Investment Service for the automatic reinvestment of common stock dividends will be voted only if and in the same manner as such participant shall vote his or her shareholdings of record. In the event a participant is not a stockholder of record, Harris Trust and Savings Bank, as custodian, will vote shares held for his or her account only in accordance with his or her instructions. Shares standing to the credit of a participant in the Inland Steel Industries Thrift Plan will be voted as such participant directs, provided that any such direction (or any revocation of a prior direction) must be received by Harris Trust and Savings Bank, as Trustee under the Thrift Plan, by 5:00 p.m., Chicago time, on May 23, 1995. Shares in the Thrift Plan as to which no direction is received by such time will be voted in the same proportion as shares that have been timely directed.

     It is the policy of the Company that proxies, consents, ballots and voting materials that identify the vote of specific stockholders are kept confidential until the final vote is tabulated, except in a contested proxy or consent solicitation or to meet applicable legal requirements. All such documents are returned to the tabulator and are available to the inspectors of election to enable them to certify the results of the vote. Harris Trust and Savings Bank acts as the tabulator, and one or more officers or employees of the Harris Bank will serve as inspectors of election. Comments written on or accompanying proxy cards will be provided to the Company without indication of the vote of the stockholder except where the vote is included in the comment or is necessary for an understanding of the comment.

                             ELECTION OF DIRECTORS

     Proxies not limited to the contrary will be voted for the 10 nominees listed below as directors of the Company for terms expiring on the date of the Annual Meeting of the Company in 1996 and until their successors are duly elected and qualified. Directors shall be elected by a plurality of the votes of the shares present in person or by proxy at the Annual Meeting and entitled to vote in the election, and the outcome of the election will therefore not be affected by stockholders who abstain from voting or withhold authority to vote in the election, or by broker non-votes. All such nominees are presently serving as directors of the Company and of Inland Steel Company, a wholly owned subsidiary of the Company. Mr. Raymond C. Tower, a director since 1986, is retiring from the Board pursuant to the Company's retirement policy for directors. Dr. Emerson Kampen, a director since 1988, will not be standing for re-election because of continuing illness. The period of service as a director shown for each nominee includes the period for which such nominee served as a director of Inland Steel Company prior to the effective date (May 1, 1986) of the plan of restructuring pursuant to which the Company became a holding company for Inland Steel Company and its subsidiaries. The Board of Directors held seven meetings during 1994. Dr. Kampen attended fewer than 75% of the combined total number of meetings of the Board of Directors and committees on which he served while contending with illness. All other incumbent directors attended at least 75% of the combined total number of meetings of the Board of Directors and committees on which they served.

     In conjunction with the six-year labor agreement finalized in July 1993 between Inland Steel Company and the United Steelworkers of America, the Steelworkers were provided the ability, through 1999, to designate as a director nominee an individual acceptable to the Board of Directors of the Company. Dr. McKersie was so designated and was elected to the Board of Directors by stockholders in 1994.

     If any nominee should become unavailable for election (an event that is not anticipated), proxies may be voted for the election of such other person or persons as may be designated by the Board of Directors of the Company, unless the Board has taken prior action to reduce its membership.

INFORMATION CONCERNING NOMINEES
- --------------------------------------------------------------------------------

               A. ROBERT ABBOUD                                            Director since 1974
               Mr. Abboud, age 65, is President of A. Robert Abboud and Company, a
               private investment firm established by him in 1984. From April 1988
[GRAPHIC       until March 1991 Mr. Abboud was Chairman and Chief Executive Officer of
   NO. 1]      First City Bancorporation of Texas, Inc., a bank holding company, which in November 1992 consented to an involuntary bankruptcy petition, is operating under Chapter 11 of the U.S. Bankruptcy Code, and filed a plan of reorganization with the bankruptcy court in January 1995, with confirmation hearings scheduled for May 1995. He is Chairman of Inland's
               Finance and Retirement Committee and a member of its Audit Committee.
               Mr. Abboud is also a director of AAR Corp., Alberto-Culver Company,
               First City Bancorporation of Texas, Inc., and Hartmarx Corporation.

               JAMES W. COZAD                                               Director since 1991
               Mr. Cozad, age 68, was Chairman and Chief Executive Officer of Whitman
               Corporation, a diversified producer of consumer and commercial products, prior to his retirement in May 1992. He was elected to that position in
[GRAPHIC       January 1990. Mr. Cozad previously had been employed, starting in 1969,
   NO. 2]      by Amoco Corporation, a producer and distributor of petroleum products, natural gas and chemicals, was its Chief Financial Officer from 1976 and in addition served as Vice Chairman from 1983 until joining Whitman.
               He is a member of Inland's Compensation, Nominating and Executive
               Committees. Mr. Cozad is also a director of Eli Lilly and Company, GATX
               Corporation, Sears, Roebuck and Co., and Whitman Corporation.

               ROBERT J. DARNALL                                           Director since 1983
               Mr. Darnall, age 57, is Chairman, President and Chief Executive Officer
[GRAPHIC       of the Company, Chairman of Inland Steel Company, and Chairman of the
   NO. 3]      Executive Committee. He joined Inland Steel Company in 1962, served as its President from 1984 until 1986 and was re-elected to that position in 1987. Mr. Darnall was elected President and Chief Operating Officer of the Company in 1986. He assumed his present position with the Company in 1992. Mr. Darnall is also a director of Cummins Engine Company, Inc.
               and Household International, Inc.

- --------------------------------------------------------------------------------

               JAMES A. HENDERSON                            Director since 1978
               Mr. Henderson, age 60, is Chairman and Chief Executive Officer
               of Cummins Engine Company, Inc., a manufacturer of diesel
               engines. He joined that company in 1964, was elected Executive
[GRAPHIC       Vice President in 1971, and was elected Executive Vice
    NO.4]      President and Chief Operating Officer in 1975. In 1977 he was
               elected President and Chief Operating Officer, was elected
               President and Chief Executive Officer in 1994, and assumed his present position in 1995. He is Chairman of Inland's Audit
               Committee and a member of Inland Steel Company's Partnership
               Oversight Committee. Mr. Henderson is also a director of Cummins
               Engine Company, Inc., Ameritech Corporation, and Rohm and Haas
               Company.

               ROBERT B. MCKERSIE                            Director since 1994
               Dr. McKersie, age 65, is a professor at the Sloan School of
               Management at Massachusetts Institute of Technology. Dr.
[GRAPHIC       McKersie was also Deputy Dean at the Sloan School of Management
   NO. 5]      from 1991 to 1994. Prior to joining MIT in 1980, he served as
               Dean of the New York State School of Industrial and Labor
               Relations at Cornell University, and prior to that was on the faculty of the Graduate School of Business at the University of Chicago. He is a member of Inland's Audit Committee and Inland
               Steel Company's Partnership Oversight Committee.

               MAURICE S. NELSON, JR.                        Director since 1995
               Mr. Nelson, age 57, is Executive Vice President of the Company
               and President and Chief Executive Officer of Inland Steel
[GRAPHIC       Company. He joined Inland Steel Company in 1991 as President of
  NO.  6]      the Inland Steel Flat Products Company division of Inland
               Steel Company, and became Senior Vice President of the Company and President and Chief Operating Officer of Inland Steel
               Company in 1992. Mr. Nelson assumed his present positions in January 1995. Mr. Nelson previously had been employed by Aluminum Company of America, a producer and fabricator of aluminum and aluminum products, where he was elected Vice
               President-Sheet and Plate in 1985 and President-Sheet and Plate in 1991. He is a member of Inland's Executive and Finance and Retirement Committees.

- --------------------------------------------------------------------------------

               DONALD S. PERKINS                             Director since 1967
               Mr. Perkins, age 68, was Chairman of Jewel Companies, Inc., a
               diversified retailer, prior to his retirement in 1980. He is
[GRAPHIC       Chairman of Inland's Nominating Committee and a member of its
   NO. 7]      Compensation and Executive Committees. Mr. Perkins is also a director of Aon Corporation, AT&T Corp., Cummins Engine Company,
               Inc., Illinois Power Company, Illinova Corporation, Kmart
               Corporation (Chairman of the Board since January 1995), LaSalle
               Street Fund Incorporated, the Putnam Funds, and Time Warner Inc.

               JOSHUA I. SMITH                               Director since 1991
               Mr. Smith, age 54, is Chairman and Chief Executive Officer of
               The MAXIMA Corporation, an information management service
[GRAPHIC       company established by him in 1978. He serves as a trustee or
   NO. 8]      director of a number of professional, educational, and business boards and associations and was formerly Chairman of the
               U. S. Commission on Minority Business Development. He is a member of Inland's Compensation, Finance and Retirement, and Nominating Committees. Mr. Smith is also a director of Caterpillar, Inc. and Federal Express Corporation.

               NANCY H. TEETERS                              Director since 1991
               Ms. Teeters, age 64, was Vice President and Chief Economist of
[GRAPHIC       IBM Corporation, a manufacturer of business machines, from 1984
   NO. 9]      until her retirement in 1990. She is a member of Inland's Audit and Finance and Retirement Committees. Ms. Teeters is also a director of a number of registered investment companies managed by Prudential Securities Mutual Funds and advised by Prudential
               Securities Mutual Funds, Wellington Management or Blackrock
               Group.

               ARNOLD R. WEBER                              Director since 1985
               Dr. Weber, age 65, is Chancellor of Northwestern University. He
[GRAPHIC       began his career in education in 1958 in the field of urban and
   NO.10]      labor economics, served as a professor at the University of
               Chicago and Dean of the Graduate School of Industrial
               Administration at Carnegie-Mellon University, was President of the University of Colorado from 1980 until 1985, and was President of Northwestern University from 1985 until he assumed his present position in January 1995. He has served as an economic advisor to four national administrations and as a consultant to several governmental agencies. He is a member of Inland's Compensation, Executive and Nominating Committees, as well as Chairman of Inland Steel Company's Partnership Oversight
               Committee. Dr. Weber is also a director of Aon Corporation, Burlington Northern, Inc., Deere & Company, PepsiCo, Inc., and
               Tribune Company.

                           COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company or any of its subsidiaries receive an annual retainer of $30,000, 20% of which is paid in shares of common stock of the Company pursuant to the Inland 1992 Stock Plan for Non-Employee Directors. Such directors also receive $1,000 for each special meeting of the Board of Directors of the Company and of Inland Steel Company attended by them, except that if special meetings of both Boards are held on the same day, only one meeting attendance fee is paid. In addition, each such director who serves as a member of a standing committee of the Board of Directors is paid an additional annual fee of $3,000 for service on each such committee on which he or she serves, except that membership on the Compensation and Nominating Committees is regarded as membership on only one committee for purposes of the payment of such additional fee and that only one meeting attendance fee is paid if standing committee meetings of both Boards are held on the same day. In addition, such directors also receive $1,000 for each special committee meeting attended that is not held in connection with a regular or special meeting of the Board of Directors except that only one meeting attendance fee is paid if special meetings of the same committees of both Boards are held on the same day and that membership on the Compensation and Nominating Committees is regarded as membership on only one committee for purposes of the payment of such additional fee. No fees are paid for any meeting of the Executive Committee. Any such director who is also the chairman of a standing committee of the Board of Directors of the Company receives an additional annual retainer of $3,000 except that a chairman of the same committee of both Boards receives only one fee. A director may elect to defer payment of all or a portion of such fees until he or she ceases to be a director of the Company. Interest on the cash portion of any fees with respect to which payment is deferred is accrued at the prime rate in effect from time to time at The First National Bank of Chicago. Amounts equivalent to dividends that would have been paid on the stock portion of any deferred fees are credited to the account of such director and converted into additional deferred shares at market prices. The Company also pays the premiums on a business accident insurance policy insuring each non-employee director for amounts up to $500,000.

     The Company provides retirement benefits to certain members of the Board of Directors. Each director who serves on the Board as a non-employee director for at least ten consecutive years, or for at least five consecutive years and remains on the Board until age 70, and who is not eligible to receive benefits under any Company pension plan, is eligible for retirement benefits. Benefit payments begin at the later of the director's retirement or his or her attaining age 65 and continue for the number of full years of service as a non-employee director, up to a maximum of ten years. The amount of the annual benefit is equal to the amount of the annual retainer paid for services as a member of the Board in effect at the last Board meeting attended by such director. The directors' retirement plan provides that in the case of any director who is 60 or older, the Company may purchase annuities (and provide a tax gross-up payment to the director at the time of purchase) either prior to or at the time of retirement to satisfy the Company's obligations under these plans for benefits payable at age 70. Any annuities purchased for a director would be designed to provide an after-tax benefit equivalent to the benefit provided under the plan.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     Among the standing committees of the Board of Directors, the Company has an Audit Committee, a Compensation Committee and a Nominating Committee. The members of these three committees, none of whom is an employee of the Company or any of its subsidiaries, are identified above under "Election Of Directors."

     The duties of the Audit Committee are to review the proposed scope of the annual audit and the results and recommendations of the independent auditors on completion of the annual audit; to review the financial review sections of the Company's annual report to stockholders and annual report on Form 10-K; to review the minutes of the quarterly audit review of the independent auditors and each quarterly report on Form 10-Q; to nominate a firm of independent auditors to be submitted to the stockholders for election at the annual meeting; to approve all non-audit services to be performed by the independent auditors; to approve the compensation of the independent auditors; to review the Company's system of internal accounting controls and its system of internal operating controls and the performance of its internal auditors; to monitor compliance by management with the Company's Code of Business Conduct; and to review registration statements prepared in connection with financings by the Company and its subsidiaries. The Audit Committee held five meetings in 1994.

     The duties of the Compensation Committee are to make recommendations to the Board of Directors with respect to the salaries of the officers of the Company and approve the salary of the president of each of the Company's major subsidiaries; to administer the Inland Steel Industries, Inc. Annual Incentive Plan, the Inland 1984 Incentive Stock Plan, the Inland 1988 Incentive Stock Plan, the Inland 1992 Incentive Stock Plan, and, if approved by stockholders, the Inland 1995 Incentive Stock Plan; and to make recommendations to the Board of Directors with respect to the establishment or modification of executive compensation plans and programs. The Compensation Committee held four meetings in 1994.

     The duties of the Nominating Committee are to prepare and maintain a list of qualified candidates to fill vacancies on the Board of Directors and recommend to the Board of Directors candidates to fill any such vacancies; to recommend to the Board of Directors annually a slate of candidates for election as directors by the stockholders at the annual meeting; and to recommend the compensation to be paid to non-management directors for their services as directors. The Nominating Committee held two meetings in 1994.

     The Nominating Committee will consider qualified candidates recommended by the stockholders for designation as nominees for election at the Annual Meeting of Stockholders to be held in 1996 and subsequent years. In order for a candidate recommended by a stockholder to be considered by the Nominating Committee for designation as a nominee for election at the Annual Meeting of Stockholders to be held in 1996, the name of such candidate, together with a written description of his or her qualifications, must be received by the Secretary of the Company prior to January 1, 1996. The By-laws of the Company provide a formal procedure, including an advance notice requirement, for nominations by stockholders of persons for election as directors at annual meetings of the Company.

                 SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

     The following table presents, as of April 4, 1995, the equity securities beneficially owned (as that term is defined by the Securities and Exchange Commission) by all directors of the Company, the named executive officers of the Company, and the directors and executive officers of the Company as a group, in each case, except as indicated, with sole voting and investment power. Common stock, in each case, includes preferred stock purchase rights distributed in 1987 to holders of common stock. The shares of Series E ESOP Preferred Stock shown as beneficially owned by the executive officers are held for their respective accounts in the Inland Steel Industries Thrift Plan and could be converted upon retirement or other termination of employment into an equal number of shares of common stock of the Company (subject to adjustment in certain events). Excluded from the number of shares listed as beneficially owned are allocated shares of Series E ESOP Preferred Stock that the ESOP Trustee is required to vote or dispose of in the manner and proportion in which allocated shares are directed to be voted or disposed of.

                                                                        AMOUNT AND NATURE
                                                                          OF BENEFICIAL
                                                AMOUNT AND NATURE         OWNERSHIP OF
                                                  OF BENEFICIAL           SERIES E ESOP
                                                  OWNERSHIP OF              PREFERRED
                                                 COMMON STOCK(1)            STOCK(2)
                                                -----------------       -----------------
Directors
  A. Robert Abboud............................         5,618                      --
  James W. Cozad..............................         1,118                      --
  Robert J. Darnall...........................       166,025                   1,508
  James A. Henderson..........................         1,618                      --
  Emerson Kampen..............................         1,618                      --
  Robert B. McKersie..........................           375                      --
  Maurice S. Nelson, Jr.......................        48,263                     933
  Donald S. Perkins...........................         3,118                      --
  Joshua I. Smith.............................           618                      --
  Nancy H. Teeters............................           918                      --
  Raymond C. Tower............................         1,318                      --
  Arnold R. Weber.............................           718                      --

                                                                        AMOUNT AND NATURE
                                                                          OF BENEFICIAL
                                                AMOUNT AND NATURE         OWNERSHIP OF
                                                  OF BENEFICIAL           SERIES E ESOP
                                                  OWNERSHIP OF              PREFERRED
                                                 COMMON STOCK(1)            STOCK(2)
                                                -----------------       -----------------
Named Executive Officers
  Robert J. Darnall...........................       166,025                   1,508
  David B. Anderson...........................        84,583                   1,439
  W. Gordon Kay...............................        32,722                       0
  Earl L. Mason...............................        51,800                   1,058
  Maurice S. Nelson, Jr.......................        48,263                     933
All Directors and Executive Officers as a
  Group.......................................       605,767                  10,150

- ---------------
(1) Excludes shares of common stock into which Series E ESOP Convertible Preferred Stock may be converted. No director or named executive officer individually owns 1% or more of the outstanding common stock of the Company; all directors and executive officers as a group own 1.36% of the outstanding common stock of the Company. Includes 1,000 shares held by Emerson Kampen jointly with his wife, 200 shares held by Robert B. McKersie jointly with his wife, 290 shares held by Robert J. Darnall jointly with his wife, 7,763 shares held by Maurice S. Nelson, Jr. jointly with his wife, and 9,253 shares held by individual directors and officers jointly with other persons, as a group; and shares which the following have the right to acquire under options exercisable within 60 days after April 4, 1995: Robert J. Darnall, 115,667; David B. Anderson, 67,000; W. Gordon Kay, 24,500; Earl L. Mason, 44,000; Maurice S. Nelson, Jr., 22,500; and executive officers as a group, 422,309. Also includes 87,350 shares held under restricted stock awards and 100 shares held by the spouse of an executive officer, for which beneficial ownership is disclaimed.

(2) Each named executive officer individually owns and all executive officers as a group collectively own less than 1% of the Series E ESOP Preferred Stock of the Company.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers and certain stockholders to file with the Securities and Exchange Commission an initial statement of beneficial ownership and certain statements of changes in beneficial ownership of equity securities of the Company. To the Company's knowledge, based on review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with.

              ADDITIONAL INFORMATION RELATING TO VOTING SECURITIES

     The following table sets forth, as of December 31, 1994, the only holders known to the Company to own beneficially more than 5% of its common stock, Series E ESOP Preferred Stock, and Series F Exchangeable Preferred Stock.

                     NAME AND ADDRESS OF                        NUMBER OF       PERCENT OF
                      BENEFICIAL OWNER                         SHARES OWNED       CLASS
- -------------------------------------------------------------  ------------     ----------
Common Stock
  Bankmont Financial Corp....................................    3,680,619(1)      7.73
  111 West Monroe Street
  Chicago, IL 60603

  Brinson Partners, Inc......................................    3,535,200(2)      7.94
  209 South LaSalle Street
  Chicago, IL 60604

  Capital Growth Management Limited Partnership..............    2,621,000(3)      5.88
  One International Place
  Boston, MA 02110

  FMR Corp. .................................................    2,902,969(4)      6.52
  82 Devonshire Street
  Boston, MA 02109

  Norwest Corporation........................................    4,230,634(5)      9.50
  Norwest Center Sixth and Marquette
  Minneapolis, MN 55479

Series E ESOP Preferred Stock

  Bankmont Financial Corp....................................    3,035,274(1)       100

Series F Exchangeable Preferred Stock

  NS Finance III, Inc........................................      185,000(6)       100
  c/o Nippon Steel U.S.A., Inc.
  10 East 50th Street, 29th Floor
  New York, NY 10022

- ---------------
(1) Bankmont Financial Corp. (which is a wholly owned subsidiary of the Bank of Montreal), filing on behalf of itself and its subsidiaries (including Harris Bankcorp, Inc., Harris Trust and Savings Bank, and Harris Investment Management, Inc.), reported aggregate sole voting power as to 3,680,619 shares of common stock and sole dispositive power as to 3,679,569 shares of common stock (including both 3,035,274 shares issuable upon conversion of the Series E ESOP Preferred Stock and 635,196 shares of common stock held by Harris Trust and Savings Bank as Trustee of the employee stock ownership plan contained within the Inland Steel Industries Thrift Plan) and shared dispositive power as to 1,050 shares of common stock, expressly denying beneficial ownership of all shares held in the Thrift Plan. As of December 31, 1994, the outstanding shares of Series E ESOP Preferred Stock represented approximately 7.16% of the voting power of the Company's outstanding voting securities.

(2) Brinson Partners, Inc., on behalf of itself and its wholly owned subsidiary, Brinson Trust Company, reported aggregate sole voting power and sole dispositive power as to 3,535,200 shares of common stock. Brinson Partners, Inc. is a wholly owned subsidiary of Brinson Holdings, Inc.

(3) Capital Growth Management Limited Partnership reported sole voting power and shared dispositive power as to 2,621,000 shares of common stock.

(4) FMR Corp., on behalf of itself, Edward C. Johnson 3rd, Fidelity Management & Research Company, and the Fidelity Magellan Fund reported aggregate sole voting power as to 10,930 shares of common stock and sole dispositive power as to 2,902,969 shares.

(5) Norwest Corporation on behalf of itself and Norwest Colorado, Inc., Norwest Bank Colorado, National Association, and certain other subsidiaries, reported aggregate sole voting power as to 3,915,250 shares of common stock, shared voting power as to 40,272 shares, sole dispositive power as to 4,205,604 shares, and shared dispositive power as to 6,516 shares.

(6) NS Finance III, Inc., is an indirect wholly owned subsidiary of Nippon Steel Corporation ("NSC"). NS Finance III, Inc. has agreed that it will be deemed to be present for quorum purposes at all stockholder meetings. As of December 31, 1994, the outstanding shares of Series F Exchangeable Preferred Stock represented approximately 10.45% of the voting power of the Company's outstanding voting securities. In addition, as of December 31, 1994, NS Finance III, Inc. owned 352,400 shares, or approximately .79% of the outstanding shares of common stock of the Company. See "Certain Relationships and Related Transactions" below.

     Certain persons were also known to the Company to be the beneficial owners of more than 5% of the outstanding shares of Series A $2.40 Cumulative Convertible Preferred Stock. Such persons vote together with the holders of the common stock, the Series E ESOP Preferred Stock, and the Series F Exchangeable Preferred Stock as a single class on each matter being submitted to stockholders, and none of the owners of the Series A Preferred Stock owns shares of Series A Preferred Stock having more than 1% of the combined voting power of the Company's outstanding voting securities.

     On March 22, 1995, the Board of Directors of the Company approved the contribution to the Inland Steel Industries Pension Trust of a maximum of $100 million of common stock of the Company, not to exceed 4.4 million shares. If such contribution were not made, the Pension Plan would be expected to have a funding requirement related to 1995 of approximately $25 million under the pension reform legislation contained in the recently passed General Agreement on Tariffs and Trade. The contribution of common stock to the Pension Trust is intended to address this funding requirement and to provide for future funding. The conclusion of the transaction is dependent on the satisfactory structuring and documentation of the terms of the stock issuance with the trustee of the Pension Trust and others. It is anticipated that such trustee or an independent investment manager would retain sole dispositive and voting power of shares of common stock contributed by the Company. Because the shares were not contributed to the Pension Trust prior to the record date for the 1995 Annual Meeting of Stockholders, they will not be entitled to be voted at such meeting. Based on current market values of the Company's common stock, the Company expects that the shares contributed to the Pension Trust will represent eight to nine percent of the total shares of the currently outstanding common stock of the Company. Such percentage will vary depending on the market value of contributed shares on their valuation date, although such percentage will remain below 10% of the currently outstanding common stock. It is anticipated that the contribution transaction will be concluded during the second quarter of 1995.

     The Board of Directors of the Company also approved, on March 22, 1995, the repurchase of up to the full amount of the Company's Series F Exchangeable Preferred Stock which was sold to a subsidiary of Nippon Steel Corporation in 1989. Such sale transaction is described below under "Certain Relationships and Related Transactions." The Series F Exchangeable Preferred Stock is currently required to be redeemed by the Company in stages in December 1996 and December 1999 at a total cost of $185 million. The early repurchase of the Series F Exchangeable Preferred Stock will permit Nippon Steel Corporation or its subsidiary to repay certain loans related to its acquisition of these shares. Because Nippon Steel Corporation or its subsidiary will incur a prepayment premium in repaying such loans early, the Company has agreed to pay an additional amount of up to approximately $10 million in connection with the repurchase of the full amount of the Series F Exchangeable Preferred Stock (and would pay a reduced amount upon repurchase of less than the full amount of the stock). The consummation of the Series F Exchangeable Preferred Stock repurchase transaction is dependent on the preparation of documentation acceptable to the Company and Nippon Steel Corporation. It is currently anticipated that the repurchase transaction will also be concluded during the second quarter of 1995.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During 1994 subsidiaries of the Company maintained credit facilities with banking groups that include Harris Trust and Savings Bank, which is a beneficial owner of more than 5% of certain classes of the Company's securities, as described above. There were borrowings under one such facility for eight days in 1994, peaking at $19 million. In 1994, subsidiaries of the Company incurred approximately $106,000 in fees and interest payable to Harris Trust and Savings Bank in connection with such facilities.

     Brinson Partners, Inc., also an owner of more than 5% of certain classes of the Company's securities, as described above, has provided investment management services to the Company's pension plan trust. The pension trust incurred approximately $623,000 in investment management fees payable to Brinson Partners, Inc., in 1994.

     During 1989, the Company and NSC, through its indirect wholly owned subsidiary NS Finance, Inc., each purchased in the open market approximately $15,000,000 of the other company's common stock. The Company purchased 2,500,000 shares of NSC common stock, representing .04% of the then outstanding shares of NSC. NS Finance, Inc. later transferred ownership of its Company common stock to NS Finance III, Inc., also an indirect wholly owned subsidiary of NSC. On December 18, 1989, the Company sold 185,000 shares of its Series F Exchangeable Preferred Stock to NS Finance III, Inc., for $1,000 per share. The Company paid NSC approximately $17,538,000 in dividends on such preferred stock in 1994. NSC, on behalf of itself and its affiliates, has agreed not to acquire additional shares of the Company's stock prior to the redemption of the Series F Exchangeable Preferred Stock or to transfer such Preferred Stock without the Company's approval. Such Preferred Stock is exchangeable at the Company's option, with the consent of NS Finance III, Inc., for $185,000,000 principal amount of 10.23% Subordinated Voting Notes. So long as NS Finance III, Inc. and certain transferees beneficially own at least 100,000 shares of such Preferred Stock or $100,000,000 aggregate principal amount of such Subordinated Voting Notes, the Company has agreed to nominate a mutually agreeable individual as NSC's designee for election to the Board of Directors. No such individual is being nominated by the Company at this time. In connection with such sale, the Company agreed to repurchase $185,000,000 of its common stock. At year-end 1994, a total of approximately $147,000,000 had been spent to buy back approximately 4,700,000 shares of common stock. The Company suspended open-market stock purchases in December 1990. Until the repurchase is completed, the Company has agreed to maintain cash, certain securities, a surety bond or letter of credit, or some combination thereof, currently equal to $19,000,000, in order to meet its remaining repurchase obligation. As described above, the Company intends to repurchase from NS Finance III, Inc. some or all of the Series F Exchangeable Preferred Stock in the second quarter of 1995.

     The Company and NSC or their respective affiliates previously had entered into a number of agreements related primarily to certain joint ventures and certain technical projects concerning the Company's steel manufacturing operations, and additional transactions have been and may be entered into in the future upon terms to be determined through negotiation between the parties. The following is a summary of arrangements and transactions between the Company and NSC or their affiliates in effect since at least the beginning of 1994 or presently proposed.

JOINT VENTURES

     In July 1987, the Company and NSC entered into a joint venture for a cold-rolling facility to be constructed near New Carlisle, Indiana. I/N Tek, the general partnership formed for this joint venture, is 60% owned by a wholly owned subsidiary of Inland Steel Company ("ISC") and 40% owned by an indirect wholly owned subsidiary of NSC. The facility was completed in April 1990 at a cost of approximately $525,000,000. Funds for the project were provided by capital contributions by the two partners ($111,600,000 by ISC's subsidiary and $74,400,000 by NSC's subsidiary) and by third-party financing. The partners made subordinated loans to the partnership for capital projects in the aggregate amount of approximately $1,280,000 (in proportion to their respective partnership interests) in 1994. The partnership made payments to the partners in 1994 in proportion to their partnership interests of approximately $2,644,000 in connection with subordinated loans the partners had previously made to the partnership. Further subordinated loans of approximately $7,500,000 are expected to be made by the partners in 1995 for capital projects. I/N Tek made equity distributions in 1994 totalling approximately $33,358,000 to the partners in proportion to their partnership interests. ISC generally has exclusive rights to the production capacity of the facility and an obligation to use the facility for its production of cold-rolled steel through a tolling arrangement with I/N Tek. I/N Tek charged ISC approximately $131,109,000 in tolling fees during 1994. NSC has the right to purchase up to 400,000 tons of cold-rolled steel from ISC in each year at market-based negotiated prices, including steel processed by I/N Tek. During 1994, NSC, through NS Sales, Inc., an indirect wholly owned subsidiary of NSC, made purchases from ISC of cold-rolled steel, including I/N Tek products, totalling approximately $172,800,000. The joint venture will terminate on December 31, 2009, unless otherwise terminated or extended pursuant to the provisions of the joint venture agreement. I/N Tek and its partners have entered into various technology, management, administrative services and commercial agreements with respect to the project, which agreements will terminate upon termination of the joint venture. Pursuant to such agreements, I/N Tek paid to NSC approximately $1,962,000 in 1994 and expects to pay to NSC approximately $500,000 annually for certain personnel support services through the term of the partnership. I/N Tek also paid ISC approximately $1,242,000 in 1994 for various administrative and personnel support services and $3,696,000 for certain production supplies. In addition to the transactions described above, during 1994 I/N Tek made purchases from Company subsidiaries of approximately $2,479,000.

     In September 1989, the Company and NSC entered into a joint venture for a 400,000-ton electrogalvanizing line and 500,000-ton hot-dip galvanizing line adjacent to the I/N Tek venture. I/N Kote, the general partnership formed for this joint venture, is 50% owned by subsidiaries of each of ISC and NSC. The electrogalvanizing line began start-up operations in September 1991 and the hot-dip galvanizing line began start-up operations in November 1991. The project cost approximately $554,000,000. Permanent financing for the project, as well as for capitalized interest and a portion of the working capital, was provided by third-party long-term financing, by capital contributions by the two partners of $60,000,000 each and by subordinated partner loans of $30,000,000 each. The partners made subordinated loans to the partnership for capital projects in the aggregate amount of approximately $4,390,000 (in proportion to their respective partnership interests) in 1994. Further subordinated loans of approximately $2,600,000 are expected to be made by the partners (in proportion to their respective partnership interests) in 1995 for capital projects. Additional equity contributions of $14,033,000 were made in 1994 by the partners in proportion to their partnership interests. Such equity contributions were used to partially fund a price adjustment payment made by the partnership to ISC in 1994, as described below. ISC and NSC have each guaranteed the share of project indebtedness attributable to their respective subsidiaries. I/N Kote had approximately $485,000,000 outstanding under its long-term financing agreement at December 31, 1994. The joint venture will terminate on December 31, 2007, unless otherwise terminated or extended pursuant to provisions of the joint venture agreement. I/N Kote is required to buy all of its cold-rolled steel from ISC, which is required to furnish such cold-rolled steel at a price that results in an annual return on equity to the partners of I/N Kote, depending upon operating levels, of up to 10% after operating and financing costs; this price is subject to upward price adjustments if I/N Kote's operating rate falls below a certain level or if ISC's return on sales is less than I/N Kote's return on sales, and downward price adjustments, to the extent of previously recorded upward return-on-sales adjustments, if I/N Kote's return on sales is less than ISC's. Prices of cold-rolled steel sold by ISC to I/N Kote are determined pursuant to the terms of the joint venture agreement and are based, in part, on operating costs of I/N Kote. In 1994, the prices at which ISC sold cold-rolled sheet steel to I/N Kote exceeded production costs, but were less than the market prices for cold-rolled steel products. During 1994, adjustments of $5,071,000 and $21,093,000 were paid by the partnership to ISC based on I/N Kote's operating rate in 1992, and on the relative levels of return on sales of I/N Kote and ISC during 1993, respectively. Such amounts were funded by equity and capital contributions from the partners in proportion to their respective partnership interests. During 1995, an adjustment payment of $5,954,000 was made by ISC to the partnership based on the relative levels of return on sales of I/N Kote and ISC during 1994. A further payment by ISC of approximately $12,800,000 with respect to 1995 production is anticipated to be made to the partnership during 1996. ISC acts as sales agent for I/N Kote's products in North America, and NSC has agreed to certain limitations on its shipment of similar products into the U.S. and Canada. ISC incurred costs of approximately $38,772,000 to I/N Kote for certain tolling services and scrap purchases in 1994. I/N Kote and its partners also have entered into various technology, management, administrative services and other agreements with respect to the project. All of these agreements will terminate upon termination of the joint venture. I/N Kote paid ISC approximately $275,647,000 for cold-rolled sheet steel during 1994. I/N Kote paid approximately $1,371,000 to NSC in 1994 for engineering services and technology transfers. I/N Kote anticipates paying NSC approximately $1,200,000 annually for such services through the term of the partnership. I/N Kote made payments of approximately $6,318,000 to ISC in 1994 in connection with various administrative, engineering and sales services provided to I/N Kote by ISC. In addition to the transactions described above, Company subsidiaries made purchases of approximately $1,196,000 from I/N Kote in 1994 and during the year I/N Kote made purchases from Company subsidiaries of approximately $117,747. I/N Kote paid I/N Tek approximately $8,849,000 in 1994 for shared utilities, maintenance material and services.

     In the event of certain changes in control of either the Company or NSC, or if the Company makes or permits certain dispositions of specified portions of ISC's business or interests in ISC, the other party has the right to purchase the first party's interests in these ventures or to require the first party to buy its interests, in each case at fair market value.

OTHER AGREEMENTS

     Commencing in 1981, the Company and NSC have entered into various agreements pursuant to which NSC has provided technical services and licenses with respect to specific Company research and engineering projects. Pursuant to certain of such agreements, ISC paid approximately $1,816,000 for technical services and engineering services provided to ISC by NSC in 1994 and for related administrative costs, and anticipates paying at least $1,890,000 in 1995 for such NSC services (and related costs) to be provided under such agreements. ISC also purchased approximately $41,027,000 of steel slabs from NSC in 1994 and anticipates purchases of approximately $77,455,000 of steel slabs in 1995 at prices which approximate market prices.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table presents the compensation for fiscal 1992, 1993 and 1994 paid by the Company or its subsidiaries to the chief executive officer and the four other most highly compensated executive officers of the Company.

                                                                               Long-Term
                                                                              Compensation
                                                                                 Awards
                                                                        ------------------------
                                          Annual Compensation                         Securities
                                   ----------------------------------   Restricted    Underlying
    Name and Principal                                   Other Annual      Stock        Stock        All Other
         Position           Year    Salary     Bonus     Compensation    Awards(1)    Options(#)   Compensation(2)
- --------------------------  ----   --------   --------   ------------   -----------   ----------   --------------
Robert J. Darnall           1994   $602,389   $363,000     $      0      $ 185,250      30,000        $ 30,122
Chairman, President         1993    548,522          0            0        267,000      40,000          27,431
and Chief Executive         1992    471,812          0            0              0      30,000          26,088
Officer

David B. Anderson           1994    307,833    148,500            0         74,100      12,000          15,398
Vice President-             1993    299,208          0            0         89,000      18,000          14,956
Corporate Development,      1992    299,208          0            0              0      15,000          17,349
General Counsel and
Secretary

W. Gordon Kay               1994    347,120    225,800            0        123,500           0(4)       17,408
Vice Chairman               1993    316,589    127,000      332,114(3)     144,625      25,000         418,540
                            1992    302,627     66,000            0              0      20,000          15,764

Earl L. Mason               1994    346,581    167,300            0         86,450      14,000          17,336
Senior Vice President       1993    317,740          0            0        111,250      18,000          15,895
and Chief Financial         1992    309,166          0      130,116(5)           0      15,000          16,744
Officer

Maurice S. Nelson, Jr.      1994    505,148    267,700            0        247,000      20,000          25,272
Executive Vice President    1993    448,589          0      210,519(3)     222,500      25,000         282,237
                            1992    344,009          0        4,218              0      20,000          14,943

- ---------------
(1) Awards consist of restricted common stock and are valued at the aggregate market value as of the date of grant, based on the closing market price of the Company's common stock on such date. Dividends are paid on such shares to the extent paid on the Company's common stock. The vesting schedule for the restricted stock awards made in 1993 and 1994 to the executives identified in the table provides that all shares will vest at the end of three-year periods beginning April 1, 1993 and May 25, 1994, respectively. However, vesting may be accelerated at the discretion of the Compensation Committee in the event of exceptional individual performance and (or) significant progress by the Company or the appropriate business unit in meeting its operating and financial objectives. The number and value of the aggregate restricted stock holdings at December 31, 1994, based on the closing market price of the Company's common stock on December 30, 1994, were: Mr. Darnall, 18,000 shares/$632,250; Mr. Anderson, 6,400 shares/$224,800; Mr. Kay, 10,500 shares/$368,813; Mr. Mason,
    7,800 shares/ $273,975; and Mr. Nelson, 18,000 shares/$632,250.

(2) Amounts for 1994 represent the value of vested and unvested employer contributions and allocations to the Inland Steel Industries Thrift Plan and the Inland Steel Industries Non-qualified Thrift Plan.

(3) Includes primarily tax gross-up payments in connection with the purchase of annuities or with establishment of a letter of credit for funding nonqualified retirement benefits, as follows: Mr. Kay, $320,825; and Mr. Nelson, $200,595.

(4) Mr. Kay did not receive an option grant in 1994 due to his anticipated retirement.

(5) Includes primarily $81,944 related to Company-paid relocation expenses and a related $41,291 tax payment.

INDIVIDUAL OPTION GRANTS IN 1994

     The following table presents information with respect to (a) individual grants of options that were made during the last fiscal year to the named executive officers and (b) the grant date present value of such options.

                                                        INDIVIDUAL GRANTS
                               --------------------------------------------------------------------
                                                            OPTIONS GRANTED
                                                             AS A PERCENT
                               NUMBER OF     PERCENT OF      OF SHARES OF
                               SECURITIES   TOTAL OPTIONS    COMMON STOCK
                               UNDERLYING    GRANTED TO       OUTSTANDING
                                OPTIONS     EMPLOYEES IN       AT FISCAL      EXERCISE   EXPIRATION      GRANT DATE
            NAME               GRANTED(1)    FISCAL YEAR      YEAR-END(2)     PRICE(3)      DATE      PRESENT VALUE(4)
- -----------------------------  ----------   -------------   ---------------   --------   ----------   ----------------
Robert J. Darnall............    30,000          6.5%            0.07%        $30.875     5/24/2004       $439,800
David B. Anderson............    12,000          2.6              0.03         30.875     5/24/2004        175,920
Earl L. Mason................    14,000          3.0              0.03         30.875     5/24/2004        205,240
Maurice S. Nelson, Jr........    20,000          4.3              0.04         30.875     5/24/2004        293,200

- ---------------
(1) All options are for common stock and were granted on May 25, 1994. They become exercisable with respect to 50% of the shares after May 25, 1995, and are fully exercisable after May 25, 1996. See "Change in Control of the Company" for option provisions regarding any change in control of the Company. Mr. Kay, who retired on February 1, 1995, did not receive an option grant in 1994 due to his anticipated retirement.

(2) The percentage is based on 44,550,228 shares of common stock outstanding at December 31, 1994.

(3) The exercise price is equal to the average of the high and low price of the Company's common stock on the New York Stock Exchange Composite Transactions on the date of grant. The exercise price may be paid by delivery of already-owned shares, and an optionee may elect to have the Company withhold shares of stock (or accept already-
owned shares) to satisfy tax withholding obligations with respect to option exercises or payments.

(4) In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options granted during 1994. The Company's use of this model should not be construed as an endorsement of the model's accuracy at valuing options. The following assumptions were made for purposes of calculating the present value of the options as of the grant date: the option term is 10 years, the volatility of Company common stock is 32.28% (calculated using daily stock prices for the one-year period prior to the grant date), the ten-year risk-free interest rate is 7.18%, the dividend rate is 0%, and a reduction of approximately 21.73% reflects the probability of (i) forfeiture due to termination prior to vesting, and (ii) a shortened option term due to termination of employment prior to the option expiration date. The value of the options granted in 1994 depends upon the actual performance of the Company's common stock during the applicable period; the actual value, if any, that an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company's stock over the exercise price on the date the option is exercised.

AGGREGATED OPTION EXERCISES IN 1994 AND YEAR-END OPTION/SAR VALUES

     The following table presents the number of shares of common stock underlying options and SARs exercised by named executive officers during 1994, the aggregate dollar value realized upon each such exercise, the number of securities underlying the option/SAR holdings of the named executive officers at the end of 1994, and the value of such holdings.

                                                                             VALUE OF
                                                                            UNEXERCISED
                                                                           IN-THE-MONEY
                          NUMBER OF               NUMBER OF SECURITIES    OPTIONS/SARS AT
                            SHARES               UNDERLYING UNEXERCISED       FISCAL
                          UNDERLYING             OPTIONS/SARS AT FISCAL     YEAR-END(1)
                         OPTIONS/SARS   VALUE    YEAR-END (EXERCISABLE/    (EXERCISABLE/
          NAME            EXERCISED    REALIZED      UNEXERCISABLE)       UNEXERCISABLE)
- ------------------------ ------------  --------  ----------------------  -----------------
Robert J. Darnall.......     11,000    $109,313       80,667/73,333      $636,128/$523,747
David B. Anderson.......          0           0       52,000/32,000        404,438/234,125
W. Gordon Kay...........     35,000     587,864       12,000/27,500          6,875/251,667
Earl L. Mason...........          0           0       28,000/34,000        329,500/242,625
Maurice S. Nelson,
  Jr....................     22,500     374,896            0/47,500              0/336,667

- ---------------
(1) All such options are for common stock of the Company; value is based on the closing price of Company common stock on the New York Stock Exchange Composite Transactions on December 30, 1994.

PENSION BENEFITS

     The following table shows the maximum annual pension benefits payable on a straight life annuity basis to employees in various earnings classifications upon retirement at age

65. All benefit amounts shown in such table are subject to offset based upon Social Security earnings.

                               PENSION PLAN TABLE

    AVERAGE ANNUAL
     EARNINGS FOR
    THE APPLICABLE                  ANNUAL PENSION BENEFITS FOR YEARS OF SERVICE SHOWN
   YEAR-OF-SERVICE      --------------------------------------------------------------------------
        PERIOD          5 YEARS    10 YEARS   15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS
- ----------------------  --------   --------   --------   --------   --------   --------   --------
$ 200,000.............  $ 17,000   $ 34,000   $ 51,000   $ 68,000   $ 85,000   $102,000   $119,000
  400,000............     34,000     68,000    102,000    136,000    170,000    204,000    238,000
  600,000............     51,000    102,000    153,000    204,000    255,000    306,000    357,000
  800,000............     68,000    136,000    204,000    272,000    340,000    408,000    476,000
1,000,000............     85,000    170,000    255,000    340,000    425,000    510,000    595,000
1,200,000............    102,000    204,000    306,000    408,000    510,000    612,000    714,000
1,400,000............    119,000    238,000    357,000    476,000    595,000    714,000    833,000
1,600,000............    136,000    272,000    408,000    544,000    680,000    816,000    952,000

     As of April 4, 1995, the executive officers named in the table under the heading "Summary Compensation Table," other than Mr. Kay, were credited with the following years of service under the plan: Robert J. Darnall -- 32 years; David
B. Anderson -- 12 years; Earl L. Mason -- 3 years; and Maurice S. Nelson, Jr. -- 3 years. Mr. Kay retired on February 1, 1995 with three years of service under the plan.

     Pensions are provided by the Company and certain of its subsidiaries and affiliates under a non-contributory plan to eligible employees (including employees who are directors or officers) who, at retirement, have met certain service or service and age requirements. In general for salaried employees, benefits are based on years of service and individual earnings for the highest consecutive 36-month period of earnings during the last ten 12-month periods of service prior to retirement. For this purpose, earnings generally consist of salary compensation plus bonus compensation.

     Certain pension benefits in excess of limitations imposed by the Internal Revenue Code will be paid by the Company pursuant to unfunded non-contributory supplemental retirement plans. For any officer or employee with at least five years of service (including in the case of Maurice S. Nelson, Jr., service with his prior employer), annual compensation in excess of $150,000, and age 55 or older, these plans permit the Company to satisfy its obligations for benefits payable upon retirement at age 65 by (a) purchase of annuities either prior to or at the time of retirement (and a tax gross-up payment to the officer or employee at the time of purchase), or (b) the payment of a lump-sum amount at the time of retirement. The Company also established individual letters of credit naming certain executive officers or employees, including W. Gordon Kay, as beneficiaries to provide lump-sum payments at retirement to satisfy Company obligations pursuant to such supplemental retirement plans. Mr. Kay's letter of credit was terminated upon his retirement.

     All accrued benefits under the pension plan vest, and all benefits accrued under the supplemental retirement plans will become fully and irrevocably vested and distributable to participants as provided by the terms of such plans then in effect, in the event of a change in control of the Company. Any surplus assets under the plan are to be used to provide additional benefits in the event of a termination, merger or consolidation of the plan, or a transfer of assets to another plan, within three years of such a change in control, and limitations have been placed on amendments to the plan within such three-year period.

     Pension benefits are provided to eligible salaried employees of J. M. Tull Metals Company, Inc. under a separate benefit schedule of the Inland Steel Industries Pension Plan. The maximum annual pension benefits payable under such schedule are approximately three percent higher than those shown in the above table for comparable earnings and service. Prior to becoming covered by the Company's benefit schedule on January 1, 1992, W. Gordon Kay was covered by the Tull benefit schedule and, when he retired, was credited with 32 years of service under that schedule.

     The Company has an Agreement with Mr. Nelson under which he will receive supplemental pension benefits under the highest of whichever of three separate formulas applies. If his employment is terminated for any reason after five or more years of service with the Company, he will receive the excess, if any, of the amounts he would receive under the Company's pension plans if he were credited under those plans with his 21 years of service and his earnings with his prior employer over the sum of his actual benefits under the Company's pension plans plus those received by him under his prior employer's pension plans. If his employment is terminated at any time for any reason other than his voluntary resignation, he will receive the excess, if any, of 50% of the amounts he would receive under the Company's pension plans if he were credited under those plans with his years of service and earnings with his prior employer over his actual benefits under the Company's plans. If he retires as an employee of the Company on or after age 62, he will receive the excess, if any, of 50% of his "average monthly earnings" (as defined in the Company's plans) over amounts received by him under his prior employer's and the Company's pensions plans.

CHANGE IN CONTROL OF THE COMPANY

     Upon the occurrence of an event constituting a change in control of the Company, with certain exceptions, (i) the value of all outstanding stock options, stock appreciation rights and restricted stock awards (whether or not then fully exercisable or vested) will be cashed out at specified prices as of the date of the change in control, except that (a) any stock options or stock appreciation rights outstanding for less than six months are not cashed out until six months after the applicable date of grant and (b) the Compensation Committee of the Board of Directors may provide for immediate vesting instead of cashing out of restricted stock awards; and (ii) all outstanding performance awards will be cashed out in the amounts and manner determined by the Compensation Committee. In this connection, a "change in control of the Company" shall generally be deemed to occur if (i) any person becomes the owner of 40% or more of the combined voting power of the

Company's voting securities (30% or more in the case of the Inland 1988 Incentive Stock Plan); (ii) during any two-year period the majority of the membership of the Company's Board changes without the approval of two-thirds of the directors who either were directors at the beginning of the period or whose election was previously so approved; (iii) the Company's stockholders approve a merger or consolidation with another company in which the Company's voting securities do not continue to represent at least 80% of the combined voting power of the voting securities of the surviving entity (excepting certain recapitalizations of the Company); or (iv) the Company's stockholders approve a liquidation, sale or disposition of all or substantially all of the Company's assets.

     The Company has entered into agreements with the named executive officers, the present terms of which expire on December 31, 1995, but are automatically extended for additional one-year periods thereafter unless the Company gives prior notice that it does not wish to extend such agreements for another year. The Company has not given such notice. These agreements provide that if such executive's employment is terminated within two years after a change in control of the Company either (i) by the Company other than for "cause" or other than as a consequence of death, disability or retirement (all as defined in such agreements) or (ii) by such executive for reasons relating to a diminution of responsibilities, compensation or benefits or relocation requiring a change in residence or a significant increase in travel, he will receive: (a) a lump-sum payment equal to two times the sum of (1) his current annual base salary plus
(2) his average incentive bonus paid in the two years preceding termination of employment; (b) an amount in cash in lieu of any allocations, unpaid awards or rights under the Company's annual or other incentive compensation plans; (c) an amount in cash equal to the value of outstanding stock options granted under the Company's stock option plans; (d) an amount in cash equal to the value of shares of common stock awarded or issuable as performance and/or restricted shares under the Company's incentive stock plans; (e) life, disability, accident and health insurance as provided in the Company's insurance programs for a period of 24 months after termination of employment; and (f) an amount in cash in lieu of two years of additional accrued benefits under the Company pension plan. The severance agreements contain an excise tax "gross-up" provision pursuant to which the executive will be paid an additional amount upon the imposition of any excise tax. While this provision will preserve the benefits receivable under the severance agreements for the executives, the Company will not be entitled to a federal income tax deduction for a portion of the severance payment.

              REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF
                   DIRECTORS REGARDING EXECUTIVE COMPENSATION

     The Company's executive compensation programs are designed to attract and retain outstanding individuals as officers and key employees and to reward such individuals based on their personal performance and contributions and on the financial performance of the Company and its business units. Such programs consist of three elements -- base salary compensation, short-term incentive compensation, and long-term incentive compensa-tion -- and are administered by the Compensation Committee of the Board of Directors. The Compensation Committee consists of six directors, none of whom is or has been an employee of the Company or any of its subsidiaries. The Committee currently employs and periodically meets with outside compensation consultants for assistance regarding the Company's executive compensation programs.

     Total compensation opportunities are intended to be competitive with those offered by manufacturing companies of comparable size, with particular attention paid to the compensation practices of steel manufacturing companies, including those in the S&P Steel Index (see "Comparison of Five-Year and Three-Year Cumulative Total Return" below), and other metals companies. In recent years, as a result of economic difficulties in the steel industry in general and for the Company specifically, the Compensation Committee has been concerned about the retention of talented executive and management personnel. The Committee has addressed this concern by paying particular attention to base salary compensation and by the limited but important use of restricted stock.

     Base salary compensation of executive officers is reviewed annually by the Compensation Committee, and recommendations of the Committee in that regard are acted upon by the Board of Directors. Base salaries are targeted at the 50th percentile of comparable positions in the comparison group of companies described in the immediately preceding paragraph. Such base compensation generally represents approximately one-half of the total target compensation opportunity for executive officers of the Company. The other one-half of such target compensation, consisting of short-term and long-term incentive compensation in accordance with the factors described below, is variable and fluctuates significantly from year to year as a result of the highly cyclical condition of the steel industry. Mr. Darnall's base salary, which had last been increased in 1992, was increased to $610,000 in February 1994 in recognition of his leadership of the Company during a difficult economic period, his management skill in achieving significantly improved results in financial performance and other important performance areas, and his innovativeness, especially in connection with the Company's relationship with the United Steelworkers of America.

     Short-term incentive compensation is payable to officers and other key employees under the Inland Steel Industries, Inc. Annual Incentive Plan. This Plan, which is administered by the Compensation Committee, provides for cash awards based on a specified percentage of a participant's salary earnings and the extent to which corporate and (or) business unit performance standards are achieved for the year. In 1994, all major corporate units of the Company achieved the target levels of return on operating assets established for such units. The award payments to Messrs. Darnall, Mason and Anderson were computed based upon the 1994 return on operating assets achieved by the corporate units of the Company, weighted with respect to the relative asset value of each such unit. Mr. Nelson's award payment was computed based upon the 1994 return on operating assets achieved by Inland Steel Company, of which he is president and chief executive officer. As the Chairman of Inland Materials Distribution Group, Inc., the award payment to Mr. Kay was computed based upon the 1994 return on operating assets achieved by the Materials

Distribution corporate units, weighted with respect to the relative asset values of each such unit.

     Long-term incentive compensation grants and awards may be made by the Compensation Committee under the Inland 1992 Incentive Stock Plan and, subject to stockholder approval, the Inland 1995 Incentive Stock Plan, as described under the caption "Proposed Inland 1995 Incentive Stock Plan," below. These grants and awards consist of stock options, stock appreciation rights, restricted stock awards, and performance awards, or combinations thereof. Stock options and stock appreciation rights may be granted at not less than 100% of the fair market value of the Company's common stock on the date of grant and are generally exercisable for a period not exceeding ten years. Restricted stock awards, consisting of shares of common stock, are contingent on continuing employment with the Company for specified periods, and performance awards, payable in shares of common stock or cash, are contingent on the achievement over specified periods of such performance objectives as shall be established by the Compensation Committee. Restricted stock awards may also be contingent upon the achievement of performance measures. Grants and awards made by the Compensation Committee under the Plan are intended to provide executive officers not only with additional incentives for outstanding individual performance but also with an opportunity to acquire an ownership stake in the Company and thereby more closely align their interests with those of the stockholders.

     Options to purchase a total of 76,000 shares of common stock, restricted stock awards totaling 23,200 shares of common stock and performance awards totaling 16,000 shares of common stock were granted to named executive officers by the Compensation Committee in 1994, including options to purchase 30,000 shares and a restricted stock award of 6,000 shares to Mr. Darnall. The Compensation Committee considered the amount and terms of prior awards of options when deciding on option awards for 1994. Such grants of options and restricted stock, including those made to Mr. Darnall, were targeted at the 50th percentile of comparable positions based on a compensation analysis for officer positions of the Company, a comparative company survey of compensation practices at 26 industrial companies (including two companies in the S&P Steel Index) with median sales revenues of $2.7 billion and a summary of executive compensation issues prepared by the Company's outside executive compensation consultants. Grants to named executive officers in 1994 were approximately 66% stock options, 20% restricted stock awards and 14% performance awards. These grants were intended to provide incentives to improve stockholder value, to encourage executive retention in a highly cyclical industry and to remain competitive in executive recruitment. The restrictions on the restricted stock awards will lapse, and the shares vest, at the end of the three-year period beginning May 25, 1994. However, vesting may be accelerated at the discretion of the Compensation Committee in the event of exceptional individual performance and
(or) significant progress by the Company or the respective business unit in meeting its operating and financial objectives. Performance awards were made to two named executive officers in 1994, one of which was paid in February 1995 based upon the degree of achievement of the applicable 1994 business plan, development of a strategic plan, officer succession planning and interna-tional development, and one of which is payable based on success in achieving, during three periods extending to December 31, 1996, safety, cost control, revenue growth and customer satisfaction performance criteria.

     The Compensation Committee established a Stock Ownership Guidelines Program in January 1994 for approximately 260 executive officers and key employees. The Program is designed to align the interest of the Company's executive officers and key employees with those of Company stockholders to create value for stockholders. The Program establishes stock ownership goals to be met by such officers and key employees by December 31, 1998. Stock ownership goals are satisfied by Company stock held by executives and their families, Company stock held in the Inland Steel Industries Thrift Plan, and stock options, based on the difference between the market price and the exercise price.

     Mr. Darnall meets frequently with the Compensation Committee and with the non-management directors. These meetings include an annual review, by all of the outside directors, of his financial, operating, and organization goals for the Company for the year and an evaluation of his performance as it relates to the Company's achievement of the previous year's goals. The results of that evaluation are an important element in compensation decisions made by the Committee and the Board of Directors, both with respect to Mr. Darnall and with respect to the other executive officers of the Company.

     The Compensation Committee desires to maximize the ability of the Company to deduct compensation expenses for federal income tax purposes. Therefore, the Committee has examined the Company's compensation policy in light of amendments to the Internal Revenue Code enacted in 1993 that could limit the deductibility of compensation of the chief executive officer and the four other most highly compensated officers of the Company. These amendments to the Code allow compensation paid pursuant to plans that are approved by stockholders and that meet certain other requirements, including establishing objective performance goals, to continue to be deductible. Therefore, the Compensation Committee has recommended, and the Board of Directors has adopted, subject to stockholder approval, the Inland 1995 Incentive Stock Plan in a form designed to satisfy these requirements. See "Proposed Inland 1995 Incentive Stock Plan" below.

Raymond C. Tower, Chairman           Donald S. Perkins
James W. Cozad                       Joshua I. Smith
Emerson Kampen                       Arnold R. Weber

         COMPARISON OF FIVE-YEAR AND THREE-YEAR CUMULATIVE TOTAL RETURN

     The following charts compare the Company's cumulative total stockholder return on its common stock for the five-year period and the three-year period ended December 31, 1994, with the cumulative total return of the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500 Index") and the Standard & Poor's Steel Index (the "S&P Steel Index"), both of which indices include the Company. These comparisons assume the investment of $100 on December 31, 1989 and 1991, respectively, and the reinvestment of dividends. In addition to the Company, the S&P Steel Index includes Armco, Inc., Bethlehem Steel Corporation, Nucor Corp., the U.S. Steel Group of USX Corporation, and Worthington Industries.

                                   FIVE YEAR

                               [GRAPHIC NO. 11]

       MEASUREMENT PERIOD
      (FISCAL YEAR COVERED)             INLAND            S&P 500          S&P STEEL
1989                                         100.00            100.00            100.00
1990                                          76.97             96.84             84.10
1991                                          67.71            126.03            103.25
1992                                          70.84            135.33            135.00
1993                                         103.72            148.51            177.48
1994                                         109.98            150.01            172.56

     In late 1991, the Company announced a three-year turnaround strategy to improve performance by increasing revenues, reducing costs and enhancing asset utilization. While the Company's total return lagged the indices in 1992, the key elements of the Company's turnaround strategy have now been implemented and total return for 1993 and 1994 significantly exceeded both indices. At year end 1994 the Company's three-year performance exceeded the total return for the S&P 500 Index and nearly matched the Steel Index.

                                   THREE YEAR

                               [GRAPHIC NO. 12]


       MEASUREMENT PERIOD
      (FISCAL YEAR COVERED)             INLAND            S&P 500          S&P STEEL
Q4 91                                        100.00            100.00            100.00
Q1 92                                        104.62             97.48            100.70
Q2 92                                        120.23             99.34            111.03
Q3 92                                         85.55            102.45             96.64
Q4 92                                        104.62            107.57            130.83
Q1 93                                        101.73            112.24            150.25
Q2 93                                        132.95            112.74            155.08
Q3 93                                        130.06            115.61            151.90
Q4 93                                        153.18            118.24            172.06
Q1 94                                        139.31            113.75            170.57
Q2 94                                        161.27            114.19            176.90
Q3 94                                        182.08            119.71            195.31
Q4 94                                        162.43            119.63            167.34

                   PROPOSED INLAND 1995 INCENTIVE STOCK PLAN

     The Company has used stock option plans and other stock plans as an integral part of its executive incentive program for many years. Most recently, stock-based grants and awards have been made under the Inland 1992 Incentive Stock Plan (the "1992 Plan"). As of April 4, 1995, grants and other awards for 2,003,384 shares of common stock of the Company had been made under the 1992 Plan, including awards for 1,565,025 shares that remained outstanding as of that date, and 285,988 shares remained available for future grants and awards under such plan.

     The Board of Directors has determined that a new stock plan is needed in order to maintain a competitive executive incentive program and thereby more effectively attract and retain and furnish incentives to outstanding individuals as officers and key employees of the Company and its subsidiaries. Accordingly, the Board of Directors has adopted, and is submitting to the stockholders for their approval, the Inland 1995 Incentive Stock Plan (the "Plan"). The Plan provides that the maximum number of shares of common stock which may be issued pursuant to all grants thereunder may not exceed two million, plus the number of shares that remain unissued under the 1992 Plan, including shares that remain unissued because of the lapse of presently outstanding grants. Shares issued under the Plan may be authorized and unissued shares of common stock, treasury common stock, or any combination thereof. The Plan will become effective immediately upon approval by the stockholders and will continue in effect until terminated by the Board of Directors. If the Plan is approved by stockholders, the 1992 Plan will be discontinued, except as to outstanding grants. The summary of the Plan which follows is qualified in its entirety by reference to the complete text of the Plan as set forth as Exhibit A hereto.

GENERAL DESCRIPTION

     Participants in the Plan shall consist of such officers and other key employees of the Company and its subsidiaries as the Compensation Committee of the Board of Directors (the "Committee") may select from time to time. The Committee identified approximately 200 to 300 participants annually to participate in the 1992 Plan, and expects that comparable numbers of participants will participate in the Plan. In the discretion of the Committee, participants in the Plan may receive stock options, stock appreciation rights, restricted stock awards or performance awards, either singly or in combination. The form and amount of any grant or award, whether measured by shares of common stock or otherwise, as well as the time and conditions of exercise or vesting and any acceleration of the time of exercise or vesting, are subject to the discretion of the Committee, provided that no more than 700,000 shares may be issued pursuant to restricted stock awards and performance awards under the Plan. Except to the extent otherwise determined by the Committee, any shares subject to a grant or award which terminates by expiration, cancellation or otherwise without the issuance of such shares (including shares underlying a stock appreciation right exercised for stock, to the extent that such underlying shares are not issued) or which are settled in cash (to the extent so settled), or in the case of a restricted stock award without vesting, shall again be available for future grants under the Plan.

     Recent changes in the Internal Revenue Code of 1986, as amended (the "Code") place limitations on the deductibility, for Federal income tax purposes, of annual compensation paid to certain executive officers generally designated as the five most highly compensated officers of the Company on the last day of the year (the "Named Executive Officers"). In order to permit certain grants and awards under the Plan to be deductible for Federal income tax purposes, the Plan limits, except in the case of grants and awards which by their terms are not intended to comply with such Code limitations, the maximum number of shares that may be granted or awarded under the Plan in any fiscal year of the Company to any participant under the Plan to 300,000 and the maximum aggregate cash payout that may be made under the Plan in any fiscal year of the Company to a Named Executive Officer to $1 million.

     The Committee has general authority to administer the Plan, including the authority to select participants, determine the form and amount of awards and amend such awards or accelerate the time of exercise or vesting thereof. The Board of Directors may amend the Plan in any respect, or terminate the Plan at any time, provided that no amendment may be made without stockholder approval that would increase the maximum number of shares available for issuance pursuant to grants under the Plan and no amendment or termination may impair the rights of a participant under any grant previously made under the Plan without the consent of such participant, unless required by law.

     The maximum number of shares issuable under the Plan and the number, class and/or price of shares or other consideration subject to any outstanding stock option, stock appreciation right, restricted stock award or performance award may be appropriately adjusted by the Committee in the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as a merger, consolidation, or separation, including a spin-off, or other distribution of stock or property of the Company or its subsidiaries (other than normal cash dividends), and any reorganization or partial or complete liquidation of the Company or its subsidiaries. The Plan also provides that in the event of a Change in Control (as defined in the Plan), with certain exceptions, (i) all outstanding stock options, stock appreciation rights, and restricted stock awards shall automatically become fully exercisable and vested and shall be cashed out on the basis of a Change in Control Price (as defined in the Plan) and (ii) all outstanding performance awards shall be cashed out in such manner and in such amount or amounts as determined by the Committee at the time such awards are made.

     A participant may elect to have the Company withhold shares of common stock (or to accept already-owned shares) to satisfy tax withholding obligations with respect to exercises or payments under the Plan. Except as otherwise permitted by the Committee, no stock option, stock appreciation right, restricted stock award or performance award shall be transferable except by will or the laws of descent and distribution.

     No grants or awards have been made under the Plan.

STOCK OPTIONS

     Options to purchase shares of common stock, including incentive stock options within the meaning of Section 422 of the Code may be granted under the Plan. The Committee will determine the number of shares subject to each stock option and the manner and time of exercise. No option, however, shall be exercisable less than six months or more than ten years after the date of grant. The per share option price shall not be less than 100% of the fair market value of a share of common stock at the date of grant. Upon exercise, the option price may be paid in cash, in shares of common stock of the Company having a fair market value equal to the option price, or in a combination thereof. The Committee may also allow the "cashless" exercise of options, subject to applicable rules and regulations, and the exercise of options by any other means the Committee determines to be consistent with the Plan's purpose and applicable law, including loans, with or without interest, made by the Company to the holder of such option. The Plan sets forth conditions for the exercise of options under certain circumstances upon termination of employment by reason of death, incapacity, retirement or otherwise. The agreement or instrument evidencing the grant of an option may contain such other terms, provisions and conditions not inconsistent with the Plan as the Committee may determine.

STOCK APPRECIATION RIGHTS

     Stock appreciation rights may be granted in tandem with a related stock option or may be granted independently of a related stock option. Rights granted in tandem with a related stock option shall be exercisable to the extent that the related stock option is exercisable, provided that, except in certain limited circumstances, no such rights shall be exercisable prior to the expiration of six months from the date of grant. The Committee will determine the manner and time of exercise of rights granted independently of a stock option, but no such right shall be exercisable less than six months or more than ten years after the date of grant. In the case of rights granted in tandem with a related stock option, the grantee may elect to exercise either the stock option or the rights (but not both) as to any of the same shares subject to the stock option and the rights. The Plan sets forth conditions for the exercise of stock appreciation rights under certain conditions upon termination of employment by reason of death, incapacity, retirement or otherwise. The agreement or instrument evidencing the grant of stock appreciation rights may contain such other terms, provisions and conditions not inconsistent with the Plan as the Committee may determine.

     Upon exercise of a stock appreciation right, the holder shall be paid the excess of the then fair market value of the number of shares of common stock to which the right relates over the fair market value of such number of shares at the date of grant of the right or of the related stock option, as the case may be. Such amount shall be paid in cash or in shares of common stock having a fair market value equal to such excess, or in such combination thereof, as may be provided in the grant of such right (which may permit the grantee to elect between cash and common stock or to elect a combination thereof), or, if no such provision is made in the grant, as the Committee shall determine upon exercise of the right.

RESTRICTED STOCK AWARDS

     Restricted stock awards consisting of shares of common stock of the Company may be made under the Plan. Such awards shall be contingent on the employee's continuing employment with the Company or its subsidiaries for a period to be specified in the award, which shall not be less than six months or more than ten years from the date of award, and shall be subject to such additional terms and conditions as the Committee deems appropriate, which may include performance measures. Except as otherwise determined by the Committee at the time of the award, the holder of a restricted stock award shall have the right to vote the restricted shares and to receive dividends thereon, unless and until such shares are forfeited. If all conditions to which such award is subject have been satisfied, the holder shall be entitled to such shares free of all restrictions.

PERFORMANCE AWARDS

     Performance awards consisting of shares of common stock of the Company, monetary units, or units which are expressed in terms of shares of common stock of the Company may also be made under the Plan. Subject to the following paragraph, such awards shall be contingent on the achievement over a period of not less than six months or more than ten years of such corporate, division, subsidiary, group or other objectives as shall be established by the Committee. Subject to the following paragraph, such objectives may be revised by the Committee from time to time during the performance period to take into account significant unforeseen events or changes in circumstances. Except as may otherwise be determined by the Committee, a performance award shall terminate if the holder of the award does not remain continuously in the employ of the Company or its subsidiaries at all times during the applicable performance period. If a performance award consists of shares of common stock or units which are expressed in terms of shares of common stock, amounts equal to dividends otherwise payable on a like number of shares may, if the award so provides, be converted into additional such shares or credited as additional units and paid to the participant on payment of the award.

     In order to permit performance awards to Named Executive Officers to be deductible by the Company for Federal income tax purposes, the Code and related regulations require performance measures for such awards to be specified in the Plan and approved by stockholders. The performance measures established in the Plan for such purposes are: safety (including total injury frequency, lost workday rates or cases, medical treatment cases and fatalities), quality control (including critical product characteristics, yield and defects), capital structure (including debt and equity levels, debt-to equity ratios, and debt-to-total-capitalization ratios), cost control (including cost as a percentage of sales), inventory turnover, customer performance or satisfaction, revenue growth, net income, conformity to cash flow plans, return on investment, and the ratio of operating profit to operating assets.

     The Committee has discretion to establish performance goals and to adjust the goals and methods used to measure attainment of the goals. However, with respect to awards which are intended to be exempt from the deduction limitation, the Committee may not adjust awards in a manner that increases such award (downward adjustments are permitted) or make any other change that could cause such awards to become non-deductible under the regulations discussed above. The Committee has discretion to amend or replace performance measures applicable to the Named Executive Officers in the event applicable regulations change and to grant awards to Named Executive Officers that would not be deductible under the regulations based upon any performance measures it deems appropriate.

     Payment of a performance award following the end of the performance period, if such award consists of monetary units or units expressed in terms of shares of common stock, may be made in cash, shares of common stock, or a combination thereof, as determined by the Committee. Any payment made in common stock shall be based on the fair market value of such stock on the payment date.

FEDERAL TAX CONSEQUENCES

     The Company has been advised that an employee who has been granted an incentive stock option will not realize taxable income and the Company will not be entitled to a deduction at the time of the grant or exercise of such option. If the employee makes no disposition of shares acquired pursuant to an incentive stock option within two years from the date of grant of such option, or within one year of the transfer of the shares to such employee, any gain or loss realized on a subsequent disposition of such shares will be treated as a long-term capital gain or loss. Under such circumstances, the Company will not be entitled to any deduction for Federal income tax purposes. If the foregoing holding period requirements are not satisfied, the employee will generally realize ordinary income at the time of disposition in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the option price or (ii) the excess of the amount realized upon disposition of the shares, if any, over the option price, and the Company will be entitled to a corresponding deduction.

     An employee will not realize taxable income at the time of the grant of an option which does not qualify as an incentive stock option. Upon exercise, however, of such non-qualified stock option, the employee will realize ordinary income in an amount measured by the excess, if any, of the fair market value of the shares on the date of exercise over the option price, and the Company will be entitled to a corresponding deduction. Upon a subsequent disposition of such shares, the employee will realize short-term or long-term capital gain or loss with the basis for computing such gain or loss equal to the option price plus the amount of ordinary income realized upon exercise.

     An employee will not realize taxable income at the time of the grant of a stock appreciation right. Upon exercise, however, such employee will realize ordinary income measured by the difference between the fair market value of the common stock of the Company on the applicable date of grant and the fair market value of such stock on the date of exercise. The Company will be entitled to a corresponding deduction in the year of exercise.

     An employee who has been granted a restricted stock award will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time, assuming that the restrictions constitute a substantial risk of forfeiture for Federal income tax purposes. Upon the vesting of shares subject to an award, the holder will realize ordinary income in an amount equal to the fair market value of the shares at such time, and the Company will be entitled to a corresponding deduction unless the holder is one of the Named Executive Officers and applicable provisions of the Code regarding deductibility are not satisfied. Dividends paid to the holder during the restriction period will also be compensation income to the employee and deductible as such by the Company. The holder of a restricted stock award may elect to be taxed at the time of grant of the award on the then fair market value of the shares, in which case (i) the Company will be entitled to a deduction at the same time and in the same amount, (ii) dividends paid to such holder during the restriction period will be taxable as dividends to such holder and not deductible by the Company, and (iii) there will be no further tax consequences when the restrictions lapse. If an employee who has made such an election subsequently forfeits the shares, he will not be entitled to any deduction or loss. The Company, however, will be required to include as ordinary income the lesser of the fair market value of the forfeited shares or the amount of the deduction originally claimed with respect to the shares.

     The Company has also been advised that an employee who has been granted a performance award will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time. The employee will have compensation income at the time of payment, and the Company will have a corresponding deduction unless the holder is one of the Named Executive Officers and applicable provisions of the Code regarding deductibility are not satisfied.

     Any acceleration of the payment of grants and awards under the Plan in the event of a change in control of the Company may cause part or all of the consideration involved to be treated as an "excess parachute payment" under the Code, which may subject the participant to a 20% excise tax and which may not be deductible by the Company. A deduction otherwise available to the Company for any year with respect to compensation payable to a Named Executive Officer may be denied to the extent that it exceeds $1 million. For these purposes, restricted stock grants and performance awards under the Plan may under certain circumstances qualify for, and it is anticipated that grants of options and stock appreciation rights will generally qualify for, an exception to that limitation for eligible performance-based compensation.

OTHER INFORMATION

     Approval of the Plan will require the affirmative vote of the holders of shares of the Company representing more than 50% of the voting power of shares represented in person or by proxy and entitled to vote at the Annual Meeting, with the result that shares which abstain from voting would count as votes against the Plan and broker non-votes would have no effect on the outcome. Proxies not limited to the contrary will be voted for approval of the Plan. The closing price of the Company's common stock reported on the New York Stock Exchange Composite Transactions for April 4, 1995 was $26 1/4.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE INLAND 1995 INCENTIVE STOCK PLAN.

                              ELECTION OF AUDITORS

     Proxies not limited to the contrary will be voted for the election of Price Waterhouse LLP to audit the accounts of the Company and its subsidiaries for the year 1995. Any proxy indicating a contrary choice will be voted in accordance with that choice. Price Waterhouse LLP has audited the accounts of the Company since January 1, 1918.

     Representatives of Price Waterhouse LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE ELECTION OF PRICE WATERHOUSE LLP AS AUDITORS.

                           PROPOSALS OF STOCKHOLDERS

     Proposals of stockholders must be received in writing by the Secretary of the Company no later than December 19, 1995 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to the Annual Meeting of Stockholders to be held in 1996. Proposals not included in a proxy statement for an annual meeting must comply with an advance notice procedure set forth in the By-laws of the Company in order to be properly brought before that annual meeting of stockholders.

                                 OTHER MATTERS

     The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those set forth in the Notice of the Annual Meeting. However, if any other matters do come before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

                                             By order of the Board of Directors,

                                                    DAVID B. ANDERSON, Secretary

April 17, 1995
Chicago, Illinois

- --------------------------------------------------------------------------------

Each stockholder, whether or not he or she expects to be present in person at the Annual Meeting, is requested to SIGN, DATE AND RETURN THE ENCLOSED PROXY in the accompanying envelope as promptly as possible. A stockholder may revoke his or her proxy at any time prior to voting.

                                                                       EXHIBIT A

                        INLAND 1995 INCENTIVE STOCK PLAN

1. PURPOSE.

     The purpose of the Inland 1995 Incentive Stock Plan (the "Plan") is to attract and retain outstanding individuals as officers and key employees of Inland Steel Industries, Inc. (the "Company") and its subsidiaries, and to furnish incentives to such individuals through rewards based upon the ownership and performance of the common stock of the Company. To this end, the Committee hereinafter designated may grant stock options, stock appreciation rights, restricted stock awards, and performance awards, or combinations thereof, to officers and other key employees of the Company and its subsidiaries, on the terms and subject to the conditions set forth in this Plan.

2. PARTICIPANTS.

     Participants in the Plan shall consist of such officers and other key employees of the Company and its subsidiaries as the Committee in its sole discretion may select from time to time to receive stock options, stock appreciation rights, restricted stock awards or performance awards, either singly or in combination, as the Committee may determine in its sole discretion. Any director of the Company or any of its subsidiaries who is not also an employee of the Company or any of its subsidiaries shall not be eligible to receive stock options, stock appreciation rights, restricted stock awards or performance awards under the Plan. As used in the Plan, the term "subsidiary" means (a) any corporation of which the Company owns or controls, directly or indirectly, 50% or more of the outstanding shares of capital stock entitled to vote for the election of directors or (b) any partnership, joint venture, or other business entity in respect of which the Company, directly or indirectly, has comparable ownership or control.

3. SHARES RESERVED UNDER THE PLAN.

     Subject to adjustment pursuant to the provisions of Section 11 of the Plan, the maximum number of shares of common stock, $1.00 par value per share, of the Company which may be issued pursuant to grants or awards made under the Plan shall not exceed 2,000,000, plus such number of shares as shall have been authorized for issuance pursuant to the Inland 1992 Incentive Stock Plan (heretofore approved by stockholders) that shall not have been or be issued pursuant to such plan. No more than 700,000 shares (including those which have not been or are not issued pursuant to the Inland 1992 Incentive Stock Plan) shall be issued pursuant to restricted stock awards and performance awards under the Plan.

     The following restrictions shall apply to all grants and awards under the Plan other than grants and awards which by their terms are not intended to comply with the "Performance Based Exception" (defined below in this Section 3):

     (A) the maximum aggregate number of shares that may be granted or awarded under the Plan in any fiscal year of the Company to any participant under the Plan shall be three hundred thousand (300,000); and

     (B) the maximum aggregate cash payout with respect to grants or awards under the Plan in any fiscal year of the Company to any Named Executive Officer (defined below in this Section 3) shall be one million dollars ($1,000,000).

     For purposes of the Plan, "Named Executive Officer" shall mean a participant who is one of the group of "covered employees" as defined in the regulations promulgated under Internal Revenue Code Section 162(m) or any successor statute ("Section 162(m)"), and "Performance-Based Exception" shall mean the performance-based exception from the deductibility limitations as each is set forth in Section 162(m).

     Except to the extent otherwise determined by the Committee, any shares subject to grant or award under the Plan that terminate by expiration, cancellation or otherwise without the issuance of such shares (including shares underlying a stock appreciation right exercised for stock, to the extent that such underlying shares are not issued), that are settled in cash (to the extent so settled), or, in the case of restricted stock awards, that terminate without vesting, shall become available for future grants and awards under the Plan. Shares of common stock to be issued pursuant to grants or awards under the Plan may be authorized and unissued shares of common stock, treasury common stock, or any combination thereof.

4. ADMINISTRATION OF THE PLAN.

     The Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company. To the extent necessary to comply with rules and regulations issued under the Securities Exchange Act of 1934, no member of the Committee shall be eligible to receive any grant, or shall have been eligible to receive any grant for at least one year prior to becoming a member, under the Plan or any other discretionary stock option, stock appreciation rights or other incentive stock plan for employees of the Company or any subsidiary of the Company. Subject to the provisions of the Plan, the Committee shall have authority (i) to determine which employees of the Company and its subsidiaries shall be eligible for participation in the Plan; (ii) to select employees to receive grants under the Plan; (iii) to determine the form of grant, whether as a stock option, stock appreciation right, restricted stock award, performance award or a combination thereof, the number of shares or units subject to the grant, the time and conditions of exercise or vesting, the fair market value of the common stock of the Company for purposes of the Plan, and all other terms and conditions of any grant and to amend such awards or accelerate the time of exercise or vesting thereof; and (iv) to prescribe the form of agreement, certificate or other instrument evidencing the grant. The Committee shall also have authority to interpret the Plan and to establish, amend and rescind rules and regulations for the administration of the Plan, and all such interpretations, rules and regulations shall be conclusive and binding on all persons.

5. EFFECTIVE DATE OF PLAN.

     The Plan shall be submitted to the stockholders of the Company for approval at the annual meeting to be held on May 24, 1995, or any adjournment thereof, and, if approved by the stockholders, shall be deemed to have become effective on the date of such approval.

6. STOCK OPTIONS.

     (A) GRANTS. Subject to the terms of the Plan, options to purchase shares of common stock of the Company, including "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), may be granted from time to time to such officers and other key employees of the Company and its subsidiaries as may be selected by the Committee. Each grant of an option under the Plan may designate whether the option is intended to be an incentive stock option or a "nonqualified" stock option. Any option not so designated shall be deemed to be a "nonqualified" stock option.

     (B) TERMS OF OPTIONS. An option shall be exercisable in whole or in such installments and at such times as may be determined by the Committee in its sole discretion, provided that no option shall be exercisable less than six months or more than ten years after the date of grant. The per share option price shall not be less than the greater of par value or 100% of the fair market value of a share of common stock of the Company on the date the option is granted. Upon exercise, the option price may be paid in cash, in shares of common stock of the Company having a fair market value equal to the option price (provided that such shares have been held for at least six months prior to their tender to pay the option price), or in a combination thereof. The Committee may also allow the cashless exercise of options by holders thereof, as permitted under regulations promulgated by the Board of Governors of the Federal Reserve System, subject to any applicable restrictions necessary to comply with rules adopted by the Securities and Exchange Commission, and the exercise of options by holders thereof by any other means that the Committee determines to be consistent with the Plan's purpose and applicable law, including loans, with or without interest, made by the Company to the holder thereof.

     (C) RESTRICTIONS RELATING TO INCENTIVE STOCK OPTIONS. To the extent required by the Code, the aggregate fair market value (determined as of the time the option is granted) of the common stock of the Company with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year (under the Plan or any other plan of the Company or any of its subsidiaries) shall not exceed $100,000.

     (D) TERMINATION OF EMPLOYMENT. If an optionee ceases to be employed by the Company or any of its subsidiaries by reason of (i) death, (ii) physical or mental incapacity, (iii) retirement on or after the normal retirement date provided for in and pursuant to any pension plan of the Company or any subsidiary of the Company in effect at the time of such retirement, or (iv) early retirement (with the consent of the Committee) provided for in and pursuant to any such pension plan, any option held by such optionee may be exercised, with respect to all or any part of the common stock of the Company as to which such option was not theretofore exercised (whether or not such option was otherwise then exercisable), for such period from and after the date of such cessation of employment (not extending, however, beyond the date of expiration of such option) as the Committee may determine at the time of the grant or at any time thereafter. If an optionee ceases to be employed by the Company and any of its subsidiaries for any reason other than a reason set forth in the immediately preceding sentence, any option granted to such optionee may be exercised for a period ending on the 30th day following the date of such cessation of employment or the date of expiration of such option, whichever first occurs, but only with respect to that number of shares of common stock for which such option was exercisable immediately prior to the date of cessation of employment, except as otherwise determined by the Committee at the time of grant or at any time thereafter.

     (E) ADDITIONAL TERMS AND CONDITIONS. The agreement or instrument evidencing the grant of a stock option may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Committee in its sole discretion.

7. STOCK APPRECIATION RIGHTS.

     (A) GRANTS. Subject to the terms of the Plan, rights entitling the grantee to receive cash or shares of common stock of the Company having a fair market value equal to the appreciation in market value of a stated number of shares of such common stock from the date of the grant to the date of exercise, or, in the case of rights granted in tandem with or by reference to a stock option granted prior to the grant of such rights, from the date of grant of such related stock option to the date of exercise, may be granted from time to time to such officers and other key employees of the Company and its subsidiaries as may be selected by the Committee.

     (B) TERMS OF GRANT. Such rights may be granted in tandem with or by reference to a related stock option, in which event the grantee may elect to exercise either the stock option or the right, but not both, as to the shares subject to the stock option and the right, or the right may be granted independently of a stock option. Rights granted in tandem with or by reference to a related stock option shall be exercisable to the extent, and only to the extent, that the related option is exercisable, provided that no such right (except in the case of death or physical or mental incapacity) shall be exercisable prior to the expiration of six months following the date the right is granted. Rights granted independently of a stock option shall be exercisable in whole or in such installments and at such times as may be determined by the Committee, provided that no right shall be exercisable less than six months or more than ten years after the date of grant. Further, in the event that any employee to whom rights are granted independently of a stock option ceases to be an employee of the Company and its subsidiaries, such rights shall be exercisable only to the extent and upon the conditions that stock options are exercisable in accordance with the provisions of paragraph (d) of Section 6 of the Plan. The Committee may at the time of grant or at any time thereafter impose such additional terms and conditions on the exercise of stock appreciation rights as it deems necessary or desirable for any reason, including for compliance with Section 16(a) or Section 16(b) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     (C) PAYMENT ON EXERCISE. Upon exercise of a stock appreciation right, the holder shall be paid the excess of the then fair market value of the number of shares of common stock of the Company to which the right relates over the fair market value of such number of shares at the date of grant of the right or of the related stock option, as the case may be. Such excess shall be paid in cash or in shares of common stock having a fair market value equal to such excess, or in such combination thereof, as may be provided in the grant of such right (which may permit the holder to elect between cash and common stock or to elect a combination thereof), or, if no such provision is made in the grant, as the Committee shall determine upon exercise of the right, provided, in any event, that the holder shall be paid cash in lieu of any fractional share of common stock to which such holder would otherwise be entitled.

     (D) ADDITIONAL TERMS AND CONDITIONS. The agreement or instrument evidencing the grant of stock appreciation rights may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Committee in its sole discretion.

8. RESTRICTED STOCK AWARDS.

     Subject to the terms of the Plan, restricted stock awards consisting of shares of common stock of the Company may be made from time to time to such officers and other key employees of the Company and its subsidiaries as may be selected by the Committee, provided that any such employee (except an employee whose terms of employment include the granting of a restricted stock award) shall have been employed by the Company or any of its subsidiaries for at least six months. Such awards shall be contingent on the employee's continuing employment with the Company or its subsidiaries for a period to be specified in the award, which shall not be less than six months or more than ten years from the date of award, and shall be subject to such additional terms and conditions as the Committee in its sole discretion deems appropriate, including, but not by way of limitation, restrictions on the sale or other disposition of such shares during the restriction period. Except as otherwise determined by the Committee at the time of the award, the holder of a restricted stock award shall have the right to vote the restricted shares and to receive dividends thereon, unless and until such shares are forfeited.

9. PERFORMANCE AWARDS.

     (A) AWARDS. Performance awards consisting of (i) shares of common stock of the Company, (ii) monetary units or (iii) units which are expressed in terms of shares of common stock of the Company may be made from time to time to such officers and other key employees of the Company and its subsidiaries as may be selected by the Committee.

Subject to the provisions of Section 10 below, such awards shall be contingent on the achievement over a period of not less than six months or more than ten years of such corporate, division, subsidiary, group or other measures and goals as shall be established by the Committee. Subject to the provisions of Section 10 below, such measures and goals may be revised by the Committee at any time and from time to time during the performance period. Except as may otherwise be determined by the Committee at the time of the award or at any time thereafter, a performance award shall terminate if the grantee of the award does not remain continuously in the employ of the Company or its subsidiaries at all times during the applicable performance period.

     (B) RIGHTS WITH RESPECT TO SHARES AND SHARE UNITS. If a performance award consists of shares of common stock of the Company or units which are expressed in terms of shares of such common stock, amounts equal to dividends otherwise payable on a like number of shares may, if the award so provides, be converted into additional such shares (to the extent that shares are then available for issuance under the Plan) or credited as additional units and paid to the participant if and when, and to the extent that, payment is made pursuant to such award.

     (C) PAYMENT. Payment of a performance award following the end of the performance period, if such award consists of monetary units or units expressed in terms of shares of common stock of the Company, may be made in cash, shares of common stock, or a combination thereof, as determined by the Committee. Any payment made in common stock shall be based on the fair market value of such stock on the payment date.

10. PERFORMANCE MEASURES APPLICABLE TO AWARDS TO NAMED EXECUTIVE OFFICERS

     Unless and until the Committee proposes for stockholder vote a change in the general performance measures set forth in this Section 10 the attainment of which may determine the degree of payout or vesting with respect to awards under the Plan which are designed to qualify for the Performance-Based Exception, the performance measure(s) to be used for purposes of such awards shall be chosen from among the following alternatives: safety (including total injury frequency, lost workday rates or cases, medical treatment cases and fatalities); quality control (including critical product characteristics, yield and defects); cost control (including cost as a percentage of sales); capital structure (including debt and equity levels, debt-to-equity ratios, and debt-to-total-capitalization ratios); inventory turnover; customer performance or satisfaction; revenue growth; net income; conformity to cash flow plans; return on investment; and operating profit to operating assets.

     The Committee shall have the discretion to establish performance goals based upon the foregoing performance measures and to adjust such goals and the methodology used to measure the determination of the degree of attainment of such goals; provided, however, that awards under the Plan that are intended to qualify for the Performance-Based Exception and that are issued to or held by Named Executive Officers may not be adjusted in a manner that increases such award. The Committee shall retain the discretion to adjust such awards in a manner that does not increase such awards. Furthermore, the Committee shall not make any adjustment to awards under the Plan issued to or held by Named Executive Officers that are intended to comply with the Performance-Based Exception if the result of such adjustment would be the disqualification of such award under the Performance-Based Exception.

     In the event that applicable laws change to permit the Committee greater discretion to amend or replace the foregoing performance measures applicable to awards to Named Executive Officers without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining such approval. In addition, in the event that the Committee determines that it is advisable to grant awards under the Plan to Named Executive Officers that may not qualify for the Performance-Based Exception, the Committee may make such grants upon any performance measures it deems appropriate with the understanding that they may not satisfy the requirements of
Section 162(m).

11. ADJUSTMENTS FOR CHANGES IN CAPITALIZATION, ETC.

     Subject to the provisions of Section 12 herein, in the event of any change in corporate capitalization, such as stock split, or a corporate transaction, such as a merger, consolidation, or separation, including a spin-off, or other distribution of stock or property of the Company or its subsidiaries (other than normal cash dividends), any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company or its subsidiaries, such adjustment shall be made in the number and class of shares which may be delivered under Section 3, and in the number and class of and/or price of shares subject to outstanding grants or awards under the Plan, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of shares subject to any grants or awards under the Plan shall always be a whole number.

12. EFFECT OF CHANGE IN CONTROL.

     (A) ACCELERATION OF BENEFITS. Subject to the following sentence, in the event of a "Change in Control" as defined in paragraph (b) of this Section 12,
(i) the value of all outstanding stock options, stock appreciation rights and restricted stock awards (whether or not then fully exercisable or vested) shall be cashed out on the basis of the "Change in Control Price" (as defined in paragraph (c) of this Section 12) as of the date the Change in Control occurs, provided, however, that any stock options or stock appreciation rights outstanding for less than six months shall not be cashed out until six months after the respective date of grant, and provided, further, that the Committee may provide for the immediate vesting instead of the cashing out of restricted stock awards in such circumstances as it deems appropriate; and (ii) all outstanding performance awards shall be cashed out in such manner and in such amount or amounts as determined by the Committee in its sole discretion. In the event of a transaction which is intended to be accounted for through the pooling-of-interest accounting method, (i) in lieu of cashing out all or any portion of the outstanding stock options, stock appreciation rights, restricted stock awards and performance awards, the Committee, in its discretion, may cause such grants or awards to vest, and may limit payment to shares of common stock, and (ii) the Committee, in its discretion, may extend the exercise period for stock options and stock appreciation rights, but not beyond the earlier of 30 days after the end of the pooling period or the original term of the stock option or stock appreciation right.

     (B) CHANGE IN CONTROL. For purposes of this Section 12, a Change in Control means the happening of any of the following: (i) the Company is merged into or consolidated with another corporation, or the stockholders of the Company approve a definitive agreement to sell or otherwise dispose of all or substantially all of its assets or adopt a plan of liquidation, provided, however, that a Change in Control shall not be deemed to have occurred by reason of a transaction, or a substantially concurrent or otherwise related series of transactions, upon the completion of which the beneficial ownership of a majority of the voting power of the Company, the surviving corporation, or a corporation directly or indirectly controlling the Company or the surviving corporation, as the case may be, is held by the same persons (as defined below) (in substantially the same proportion) as held the beneficial ownership of the voting power of the Company immediately prior to the transaction or the substantially concurrent or otherwise related series of transactions, except that upon the completion thereof, employees or employee benefit plans of the Company may be a new holder of such beneficial ownership; (ii) the "beneficial ownership" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of securities representing 40% or more of the combined voting power of the Company is acquired by any "person" as defined in Sections 13(d) and 14(d) of the Exchange Act (other than any trustee or other fiduciary holding securities under an employee benefit or other similar stock plan of the Company); or (iii) at any time during any period of two consecutive years, individuals who at the beginning of such period were members of the Board of Directors of the Company cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors still in office at the time of such election or nomination who were directors at the beginning of such period).

     (C) CHANGE IN CONTROL PRICE. For purposes of this Section 12, Change in Control Price means: (i) with respect to a Change in Control by reason of a merger or consolidation of the Company described in paragraph (b)(i) of this
Section 12 in which the consideration per share of the Company's common stock to be paid for the acquisition of shares of common stock specified in the agreement of merger or consolidation is all in cash, the highest such consideration per share; (ii) with respect to a Change in Control by reason of an acquisition of securities described in paragraph (b)(ii) of this Section 12, the highest price per share for any share of the Company's common stock paid by any holder of any of the securities representing 40% or more of the combined voting power of the Company giving rise to the Change in Control; and (iii) with respect to a Change in Control by reason of a merger or consolidation of the Company (other than a merger or consolidation described in paragraph (c)(i) of this Section 12), stockholder approval of an agreement or plan described in paragraph (b)(i) of this Section 12 or a change in the composition of the Board of Directors described in paragraph (b)(iii) of this Section 12, the highest price per share of common stock reported on the New York Stock Exchange Composite Tape (or, if such shares are not traded on the New York Stock Exchange, such other principal market on which such shares are traded) during the sixty-day period ending on the date the Change in Control occurs, except that, in the case of incentive stock options and stock appreciation rights relating to incentive stock options, the holder may not receive an amount in excess of the maximum amount that will enable such option to continue to qualify as an incentive stock option.

13. AMENDMENT AND TERMINATION OF PLAN.

     The Plan may be amended by the Board of Directors of the Company in any respect, provided that, without stockholder approval, no amendment (other than pursuant to Section 11 of the Plan) shall increase the maximum number of shares available for issuance under the Plan. In addition, no amendment may impair the rights of a participant under any stock option, stock appreciation right, restricted stock award or performance award previously granted under the Plan without the consent of such participant, unless required by law. The Plan may also be terminated at any time by the Board of Directors. No further grants may be made under the Plan after termination, but termination shall not affect the rights of any participant under, or the authority of the Committee with respect to, any grants or awards made prior to termination.

14. PRIOR PLAN.

     Upon the effectiveness of this Plan, no further grants shall be made under the Inland 1992 Incentive Stock Plan. The discontinuance of the Inland 1992 Incentive Stock Plan shall not affect the rights of any participant under, or the authority of the Committee (therein referred to) with respect to, any grants or awards made thereunder prior to such discontinuance.

15. MISCELLANEOUS.

     (A) NO RIGHT TO A GRANT. Neither the adoption of the Plan nor any action of the Board of Directors or of the Committee shall be deemed to give any employee any right to be selected as a participant or to be granted a stock option, stock appreciation right, restricted stock award or performance award.

     (B) RIGHTS AS STOCKHOLDERS. No person shall have any rights as a stockholder of the Company with respect to any shares covered by a stock option, stock appreciation right, or performance award until the date of the issuance of a stock certificate to such person pursuant to such stock option, right or award.

     (C) EMPLOYMENT. Nothing contained in this Plan shall be deemed to confer upon any employee any right of continued employment with the Company or any of its subsidiaries or to limit or diminish in any way the right of the Company or any such subsidiary to terminate his or her employment at any time with or without cause.

     (D) TAXES. The Company shall be entitled to deduct from any payment under the Plan the amount of any tax required by law to be withheld with respect to such payment or may require any participant to pay such amount to the Company prior to and as a condition of making such payment. In addition, the Committee may, in its discretion and subject to such rules as it may adopt from time to time, permit a participant to elect to have the Company withhold from any payment under the Plan (or to have the Company accept from the participant), for tax withholding purposes, cash or shares of common stock of the Company, valued at their fair market value, but in no event shall the fair market value of the number of shares so withheld (or accepted) exceed the amount necessary to meet the maximum Federal, state and local marginal tax rates then in effect that are applicable to the participant and to the particular transaction.

     (E) NONTRANSFERABILITY. Except as permitted by the Committee, no stock option, stock appreciation right, restricted stock award or performance award shall be transferable except by will or the laws of descent and distribution, and, during the holder's lifetime, stock options and stock appreciation rights shall be exercisable only by, and shares subject to restricted stock awards and payments pursuant to performance awards shall be delivered or made only to, such holder or such holder's duly appointed legal representative.

                                                               NOTICE OF
                                                          ANNUAL MEETING
                                                         OF STOCKHOLDERS
                                                     AND PROXY STATEMENT
               ---------------------------------------------------------

                                           INLAND STEEL INDUSTRIES, INC.
                                                                    1995

                            GRAPHICS APPENDIX LIST


   Page where
Graphic Appears             Description of Graphic or Cross-Reference
- ---------------             -----------------------------------------

Pages 3, 4 and 5            Graphics Nos. 1 through 10 are photographs of each
                            nominee for election as director of the Company.


Pages 26 and 27             Graphics Nos. 11 and 12 are stock performance
                            graphs comparing the cumulative total stockholder return on the Company's common stock for the five-year period and the three-year period ended
                            December 31, 1994, with the cumulative total return of the Standard & Poor's 500 Composite Stock
                            Price Index and the Standard & Poor's Steel Index, both of which indices include the Company. The comparisons assume the investment of $100 on December 31, 1989 and 1991, respectively, and the reinvestment of dividends. Data points in each graph as presented in the EDGAR version follow the placeholder in the Proxy Statement. In addition to the Company, the S&P Steel Index includes Armco,
                            Inc., Bethlehem Steel, Nucor Corp., the U.S. Steel
                            Group of USX Corporation, and Worthington
                            Industries.

DEAR STOCKHOLDER:

     Enclosed are your Proxy and Proxy Statement for the 1995 Annual Meeting of Stockholders of Inland Steel Industries, Inc. Voting with respect to any common stock held by you of record in certificate form, any common stock credited to your account under the Shareholder Investment Service, and any Series A $2.40 Cumulative Convertible Preferred Stock held by you of record is consolidated on the enclosed Proxy.

     If, in addition to being a stockholder of the Company on April 4, 1995, you are a participant in the Company's Thrift Plan, you also will receive Confidential Voting Directions and Instructions to Thrift Plan Participants from the Company. You are requested to sign, date and return the Confidential Voting Directions in the postage-paid envelope provided with such Directions.

     PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, WHETHER OR NOT YOU DECIDE TO ATTEND THE MEETING, TO ENSURE THAT YOUR VOTE IS REPRESENTED.

                    INSTRUCTIONS TO THRIFT PLAN PARTICIPANTS

    Please date and sign your name (exactly as it appears on the accompanying Confidential Voting Directions) in the space provided and return the Confidential Voting Directions in the enclosed postage-paid envelope to direct Harris Trust and Savings Bank, as Trustee of the Employee Stock Ownership Plan contained within the Thrift Plan, to vote your shares in the Plan.

    All shares of both the Company's common stock and its Series E ESOP Convertible Preferred Stock allocated to your Thrift Plan accounts, whether vested or unvested, will be voted by Harris Trust and Savings Bank, Chicago, Illinois, as the Trustee, according to your directions. IF THE CONFIDENTIAL VOTING DIRECTIONS ARE RETURNED SIGNED WITH NO VOTING DIRECTIONS MARKED, YOU WILL BE DEEMED TO HAVE DIRECTED THE TRUSTEE TO VOTE ALL SHARES ALLOCATED TO YOUR ACCOUNTS IN THE MANNER SPECIFIED IN BOLDFACE TYPE ON THE FRONT OF THE CONFIDENTIAL VOTING DIRECTIONS. THE TRUSTEE SHALL VOTE ALL SHARES ALLOCATED TO PARTICIPANTS' ACCOUNTS FOR WHICH PROPERLY COMPLETED CONFIDENTIAL VOTING DIRECTIONS ARE NOT RECEIVED PRIOR TO 5:00 P.M., CHICAGO TIME, ON MAY 23, 1995 AND ALL UNALLOCATED SHARES HELD IN THE THRIFT PLAN IN THE SAME PROPORTION AS THE SHARES WITH RESPECT TO WHICH PROPERLY COMPLETED CONFIDENTIAL VOTING DIRECTIONS HAVE BEEN TIMELY RECEIVED FROM PARTICIPANTS IN THE PLAN.

    PLEASE DATE, SIGN AND RETURN THE CONFIDENTIAL VOTING DIRECTIONS PROMPTLY, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, SO THAT YOUR SHARES WILL BE VOTED IN THE MANNER YOU DESIRE. YOU MAY REVOKE YOUR VOTING DIRECTIONS AT ANY TIME PRIOR TO 5:00 P.M., CHICAGO TIME, ON MAY 23, 1995.

    If, in addition to being a Participant in the Thrift Plan, you were a stockholder of the Company on April 4, 1995, you will receive a separate Proxy and Proxy Statement from the Company. You are requested to sign, date and return that Proxy in the postage-paid envelope provided. Legal requirements provide for the separate solicitation of Participants in the Plan who are also stockholders of the Company.

                        INLAND STEEL INDUSTRIES, INC.


             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert J. Darnall, David B. Anderson and
Charles B. Salowitz, and each of them, as attorneys and proxies (with full power of substitution in each) to vote all common stock of the Company that the undersigned is entitled to vote (including any common stock credited to the account of the undersigned under the Company's Shareholder Investment Service) and all Series A $2.40 Cumulative Convertible Preferred Stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held May 24, 1995 and at any adjournment thereof. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS,
FOR APPROVAL OF THE INLAND 1995 INCENTIVE STOCK PLAN, FOR THE ELECTION OF PRICE WATERHOUSE LLP AS AUDITORS, AND AT THE DISCRETION OF THE PROXIES ON ANY AND ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE SUCH ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

                       (PLEASE COMPLETE ON OTHER SIDE)

                        INLAND STEEL INDUSTRIES, INC.
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. / /



        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

1. ELECTION OF DIRECTORS.                              For All                        3. THE ELECTION OF
   A. Robert Abboud, James          For     Withheld    Except  ____________________     PRICE WATERHOUSE     For  Against  Abstain
   W. Cozad, Robert J. Darnall,    / /      / /        / /        Nominee Exception      LLP AS AUDITORS      / /    / /     / /
   James A. Henderson, Robert B.                                                         FOR THE YEAR 1995.
   McKersie, Maurice S. Nelson,
   Jr., Donald S. Perkins, Joshua
   I. Smith, Nancy H. Teeters and
   Arnold R. Weber.

2. APPROVAL OF THE INLAND 1995     For   Against    Abstain                           4.  IN THE DISCRETION OF THE
   INCENTIVE STOCK PLAN.          / /     / /        / /                                  PROXIES, TO VOTE UPON ANY
                                                                                          AND ALL OTHER MATTERS WHICH
                                                                                          MAY PROPERLY COME BEFORE
                                                                                          SUCH ANNUAL MEETING OR ANY
                                                                                          ADJOURNMENT THEREOF.

                                                                                          ___________________________
                                                                                                    Signature

                                                                                          ___________________________
                                                                                          Signature (if held jointly)

                                                                                          Dated:________________,1995
                                                                                          PLEASE DATE, SIGN, AND
                                                                                          RETURN PROMPTLY.


                        INLAND STEEL INDUSTRIES, INC.

                        CONFIDENTIAL VOTING DIRECTIONS

                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


As a Participant in the Inland Steel Industries Thrift Plan, I hereby direct Harris Trust and Savings Bank, as Trustee of the Employee Stock Ownership Plan contained within the Thrift Plan, to vote all shares of common stock and all shares of Series E ESOP Convertible Preferred Stock of Inland Steel Industries, Inc. that are credited to my accounts in the Plan as of April 4, 1995 at the Annual Meeting of Stockholders of the Company to be held May 24, 1995 and at any adjournment thereof. UNLESS OTHERWISE SPECIFIED, ALL SHARES ALLOCATED TO THE UNDERSIGNED'S THRIFT PLAN ACCOUNTS WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR APPROVAL OF THE INLAND 1995 INCENTIVE STOCK PLAN, FOR THE ELECTION OF PRICE WATERHOUSE LLP AS AUDITORS, AND AT THE DISCRETION OF THE TRUSTEE OR ITS PROXIES UPON ANY AND ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE SUCH ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

                       (PLEASE COMPLETE ON OTHER SIDE)

                         INLAND STEEL INDUSTRIES, INC.
  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. / /


        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.


1. ELECTION OF DIRECTORS                                  For All                    3. THE ELECTION OF
   A. Robert Abboud, James W. Cozad,     For   Withheld   Except __________________     PRICE WATERHOUSE LLP    For Against Abstain
   Robert J. Darnall, James A.           / /      / /    / /      Nominee Exception     AS AUDITORS FOR THE     / /   / /    / /
   Henderson, Robert B. McKersie,                                                       YEAR 1995.
   Maurice S. Nelson, Jr., Donald
   S. Perkins, Joshua I. Smith,
   Nancy H. Teeters and Arnold R.                                                     4. IN THE DISCRETION OF THE PROXIES, TO
   Weber.                                                                                VOTE UPON ANY AND ALL OTHER MATTERS
                                                                                         WHICH MAY PROPERLY COME BEFORE SUCH
2. APPROVAL OF THE INLAND 1995          For     Against  Abstain                         ANNUAL MEETING OR ANY ADJOURNMENT
   INCENTIVE STOCK PLAN.                / /      / /      / /                            THEREOF.

                                                                                         ___________________________________
                                                                                                          Signature


                                                                                         Dated:____________________________, 1995
                                                                                         PLEASE DATE, SIGN, AND RETURN PROMPTLY.

